Execution Version
    Published CUSIP Number:    G8842HAC4
    Revolving Credit CUSIP Number:    G8842HAD2

$300,000,000

CREDIT AGREEMENT

dated as of November 2, 2020,

by and among

THIRD POINT REINSURANCE LTD.
as Parent Borrower,

THE Other SUBSIDIARIES OF THE Parent bORROWER FROM TIME TO TIME PARTY HERETO,
as Co-Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, L/C Agent and Fronting Bank

EA MARKETS,
as Financial Advisor and Arranger

BMO CAPITAL MARKETS CORP.,
as Syndication Agent

BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.,
TRUIST BANK
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Documentation Agents

and

JPMORGAN CHASE BANK, N.A.
and
BMO CAPITAL MARKETS CORP.,
as Joint Lead Arrangers and Joint Bookrunners

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EXHIBITS
Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Syndicated Letter of Credit
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Fronting Agreement
Exhibit J		Form of Co-Borrower Joinder
Exhibit K		Form of Guarantor Joinder
Exhibit L	-	Form of Solvency Certificate

SCHEDULES
Schedule 1.1	-	Commitments and Commitment Percentages
Schedule 5.2	-	Subsidiaries and Capitalization
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments
Schedule 8.5	-	Asset Dispositions
Schedule 8.7	-	Transactions with Affiliates

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CREDIT AGREEMENT, dated as of November 2, 2020, by and among THIRD POINT REINSURANCE LTD., an exempted company organized under the laws of Bermuda (the “Parent Borrower”), the Subsidiaries of the Parent Borrower from time to time party hereto as Co-Borrowers (together with the Parent Borrower, the “Borrowers” and each a “Borrower”), the Guarantors party hereto, the lenders from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Parent Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Credit Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I.

DEFINITIONS
Section i.Definitions
. The following terms when used in this Agreement shall have the meanings assigned to them below:
“A.M. Best” means A.M. Best Company, Inc.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of any Person which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than Equity Interests having such power only by reason of the happening of a contingency).
“Adjusted LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned thereto in Section 11.1(e)(ii).
“Agreed Jurisdiction” means (i) the United States or a political subdivision thereof, (ii) Bermuda or (iii) Sweden.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning assigned thereto in Section 11.23.
“Ancillary Document” has the meaning assigned thereto in Section 11.16(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, rules and regulations applicable to the Parent Borrower or any of its Subsidiaries from time to time concerning or relating to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Rate” means, for any day, as to the Commitment Fees payable hereunder or as to the interest rate margin on any LIBOR Rate Loan or Base Rate Loan, as the case may be, the applicable percentages per annum determined by reference to the Debt Ratings as set forth below:

Applicable Rate
Pricing Level	Debt Ratings	Commitment Fee	LIBOR Rate Loans	Base Rate Loans
I	A-/A- or better	0.20%	1.25%	0.25%
II	BBB+/ BBB+	0.25%	1.50%	0.50%
III	BBB/ BBB	0.30%	1.75%	0.75%
IV	BBB-/ BBB-	0.35%	2.00%	1.00%
V	BB+/BB+ or lower	0.40%	2.25%	1.25%
Initially, commencing on the Closing Date, the Applicable Rate shall be determined based upon Pricing Level III. Notwithstanding anything herein to the contrary:

(a)    if the Debt Ratings issued by S&P and Fitch differ by one level, then the Pricing Level corresponding to the higher of such Debt Ratings shall apply (with pricing level I being the highest and pricing level V being the lowest);
(b)     if the Debt Ratings issued by S&P and Fitch differ by more than one level, then the Pricing Level corresponding to one level below the higher of the two Debt Ratings shall apply;
(c)    if only one of S&P or Fitch shall have in effect a Debt Rating, then the Pricing Level shall be determined by reference to the available Debt Rating; and
(d)     if the Parent Borrower does not have any Debt Rating, pricing level V shall apply.
Each change in the Applicable Rate resulting from a publicly announced change in any Debt Rating after the Closing Date shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, (i) the Lead Arrangers and (ii) EA Markets, in its capacity as financial adviser and arranger.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Credit Party or any Subsidiary thereof, any merger, amalgamation, consolidation or similar combination of any Credit Party or any Subsidiary thereof with any Person that is not a Credit Party or a Subsidiary thereof (whether effected pursuant to a division or otherwise) and any issuance of Equity Interests by any Subsidiary of the Parent Borrower to any Person that is not a Credit Party or any Subsidiary thereof.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form reasonably approved by the Administrative Agent.
“Availability Period” means the period from and including the Closing Date to, but not including, the Commitment Termination Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 4.18.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.18 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 4.18(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).
“Benchmark” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 4.18.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower Representative pursuant to Section 4.18(c); or
(4) in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.18 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.18.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning set forth in the preamble.
“Borrower Representative” means the Parent Borrower or such Co-Borrower as may be designated as the “Borrower Representative” by the Parent Borrower in a written notice delivered to the Administrative Agent from time to time, in each case, in its capacity as Borrower Representative pursuant to the provisions of Section 1.11.
“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by the Lenders

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York or Stockholm, Sweden are authorized or required by law to remain closed and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.
“Capital Lease Obligations” of any Person means the obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required to be classified and accounted for as a capitalized or financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with GAAP. The stated maturity of any Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.
“Cash Collateral Account” has the meaning assigned thereto in Section 3.6(a).
“Cash Collateralize” means, to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the Lenders as collateral for Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of Participated Letters of Credit, cash, deposit account balances or Cash Equivalents pursuant to Section 3.6. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, collectively:
(a) marketable direct obligations issued or unconditionally guaranteed or insured by the United States or any agency thereof maturing within one year from the date of acquisition thereof,
(b) marketable direct obligations issued by United States government sponsored enterprise or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition thereof and currently having, as of the date of acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s,
(c) time deposits and certificates of deposit maturing no more than one year from the date of acquisition thereof issued by any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States having, combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of “A” or better by a nationally recognized rating agency,
(d) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above,
(e) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition thereof by such Person,
(f) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (e) above, or

(g) in the case of any Credit Party or any Subsidiary that is organized, incorporated or conducts any material business operations in any jurisdiction other than the United States of America, other short-term investments similar to those listed in clauses (a) through (f) above, of a type, tenor and quality analogous to the foregoing with banks and funds organized in such other jurisdictions.
“Change in Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), in each case other than one or more Permitted Investors, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five 35% (the “Threshold Percentage”) of the Equity Interests of the Parent Borrower entitled to vote in the election of the board of directors (or other analogous body) of the Parent Borrower; or
(b)    except as otherwise permitted pursuant to Section 8.4, the Parent Borrower shall fail to own, directly or indirectly, a majority of the Equity Interests entitled to vote in the election of the board of directors (or other analogous body) of each of Sirius International Insurance Corporation, Sirius America Insurance Corporation, Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Closing Date” means the date upon which all the conditions precedent set forth in Section 5.2 have been satisfied or waived in the sole discretion of each Lender.
“CMB Entities” means, collectively, CM Bermuda Limited, its affiliates, its parent companies and its controlled investment affiliates.
“Co-Borrower” shall mean each Wholly-Owned Subsidiary of the Parent Borrower that becomes a Co-Borrower pursuant to Section 11.24.
“Co-Borrower Joinder” shall mean a joinder substantially in the form of Exhibit J.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans, to issue Syndicated Letters of Credit and to purchase participations in Participated Letters of Credit for the account of the applicable Credit Party hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The initial Commitment of each Lender is set forth opposite the name of such Lender on Schedule 1.1.
“Commitment Fee” has the meaning assigned thereto in Section 4.3(i).
“Commitment Percentage” means, with respect to any Lender at any time, the percentage of the total Commitments of all the Lenders represented by such Lender’s Commitment, but subject to the provisions of Section 4.15. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments. The Commitment Percentage of each Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.
“Commitment Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date of termination of the entire Commitments by the Credit Parties pursuant to Section 2.5 and (c) the date of termination of the Commitments pursuant to Section 9.2(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Conditional Common Equity” means convertible preferred equity issued by the Parent Borrower or any of its Subsidiaries which will convert to common equity of the Parent Borrower or any of its Subsidiaries.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Worth” means, at any time, the sum of all amounts that would be included on a consolidated balance sheet of the Parent Borrower and its Subsidiaries under shareholders’ equity at such date, plus Deferred Tax Liability on Safety Reserve, but excluding:
(a)    the accumulated net unrealized investment gain (or loss) on investments, including net unrealized foreign currency gain (or loss) on investment, less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, as of the last day of the first fiscal quarter of the Parent Borrower completed after the Closing Date;
(b)    the net unrealized investment gain (or loss), including net unrealized foreign currency gain (or loss) on investment, less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, included in the consolidated comprehensive income (or loss) subsequent to the last day of the first fiscal quarter of the Parent Borrower completed after the Closing Date;
(c)    the equity in the net unrealized investment gain (or loss), less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, from investments in unconsolidated Affiliates; and
(d)    any non-controlling interest.

“Consolidated Tangible Net Worth” has the meaning assigned thereto in Section 8.12(b).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 11.25.
“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Loans made by such Lender that are outstanding at such time and (ii) such Lender’s Letter of Credit Exposure at such time.
“Credit Extension” means (a) a Borrowing or (b) an issuance of a Letter of Credit.
“Credit Facility” means, collectively, the Revolving Credit Facility and the L/C Facility.
“Credit Parties” means, collectively, the Parent Borrower, the Guarantors and any Co-Borrower party hereto from time to time.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt Rating” means a rating as determined by S&P and Fitch of the Parent Borrower’s non-credit-enhanced, senior unsecured long-term indebtedness.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 4.15(c), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Agent, the Fronting Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent, the L/C Agent or the Fronting Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or issue a Letter of Credit hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(c)) upon delivery of written notice of such determination to the Parent Borrower, the Fronting Bank, the L/C Agent and each Lender.
“Deferred Tax Liability on Safety Reserve” means the amount included in solvency capital under Swedish statutory requirements equal to the deferred tax liability on the safety reserve of any Subsidiary of the Parent Borrower formed under the laws of Sweden, which is the untaxed reserve into which, subject to certain limitations under Swedish law, such Subsidiary is permitted to transfer pre-tax income.
“Disqualified Lender” shall mean (a) those Persons identified in writing (including by email) as such by the Parent Borrower to the Administrative Agent and the Lenders prior to the Closing Date, (b) competitors of the Parent Borrower or its Subsidiaries or the Target or its subsidiaries (other than bona fide fixed income investors or debt funds) that are identified in writing by the Parent Borrower to the Administrative Agent from time to time and (c) any Affiliate (other than a bona fide debt fund) of any entity listed in clause (a) or (b) that is either (x) identified in writing by the Parent Borrower to the

Administrative Agent from time to time or (y) is clearly identifiable as an Affiliate of any such entity listed in clauses (a) and (b) solely based on the similarity of name to such Affiliate’s name; provided, that notwithstanding anything herein to the contrary, (i) a list of Disqualified Lenders may be disclosed to the Lenders, any bona fide prospective Lender or any assignee or Participant, (ii) any person that is a Lender and subsequently becomes a Disqualified Lender will be deemed to not be a Disqualified Lender hereunder, (iii) “Disqualified Lender” shall exclude any Person identified by the Parent Borrower as no longer being a “Disqualified Lender” by written notice to the Administrative Agent, and (iv) in no event shall the designation of any Person as a Disqualified Lender apply (x) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Parent Borrower from time to time) (the “Designation Effective Date”), or (y) retroactively to disqualify any Person that, prior to the Designation Effective Date, has (1) acquired an assignment or participation interest under this Agreement or (2) entered into a trade to acquire an assignment or participation interest under this Agreement.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“EA Markets” means EA Markets LLC.
“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:
(a)    a notification by the Administrative Agent to (or the request by the Borrower Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b)    the joint election by the Administrative Agent and the Borrower Representative to trigger a fallback from LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means November 2, 2020.

“Effective Date Representations and Warranties” means the representations and warranties set forth in Sections 6.1, 6.3 and 6.4.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9 (subject to such consents, if any, as may be required under Section 11.9). Notwithstanding the foregoing, unless otherwise agreed by the Parent Borrower, a Person must be a NAIC Qualified Lender to qualify as an Eligible Assignee.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from hazardous materials or arising from alleged injury or threat of injury to public health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Evergreen Letter of Credit” has the meaning assigned thereto in Section 3.3.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having an office or fixed place of business or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in a Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Maturity Date” has the meaning assigned to such term in Section 4.17(a).
“Extending Lender” has the meaning assigned to such term in Section 4.17(c).
“Extension Request” means a written request from the Borrower Representative to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 4.17.
“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal District Court” has the meaning assigned to such term in Section 11.5(b).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Final Expiry Date” means the date when the Maturity Date has occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Loan Documents have been paid in full.
“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.
“Fiscal Year” means the fiscal year of the Parent Borrower.
“Fitch” means Fitch Ratings Ltd. and any successor or successors thereto.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Fronting Agreement” means an agreement between any Non-NAIC Qualified Lender and any Non-NAIC Fronting Bank that such Non-NAIC Fronting Bank will itself honor the obligations of such Non-NAIC Fronting Bank in respect of a draft complying with terms of a Syndicated Letter of Credit as if, and to the extent, such Non-NAIC Fronting Bank were the Issuing Lender originally named on such Syndicated Letter of Credit in substantially the form of Exhibit I.
“Fronting Arrangement” means an agreement or other arrangement by an Insurance Subsidiary pursuant to which an insurer or insurers agree to issue insurance policies at the request or on behalf of such Insurance Subsidiary and such Insurance Subsidiary assumes the obligations in respect thereof pursuant a Reinsurance Agreement or otherwise.
“Fronting Bank” means, as applicable, (i) with respect to Participated Letters of Credit, JPMorgan and (ii) with respect to Syndicated Letters of Credit, any Non-NAIC Fronting Bank.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Obligations” means, at any time with respect to JPMorgan, the sum of (a) the aggregate Participated Letter of Credit Exposure of the Lenders plus (b) the Syndicated Letter of Credit Exposure attributable to any Non-NAIC Qualified Lender for which JPMorgan acts as Fronting Bank pursuant to Section 4.16(b).

“Fronting Sublimit” means the lesser of (a) $44,000,000 and (b) the aggregate Commitments as such amount may be reduced pursuant to the terms hereof, it being understood that the Fronting Sublimit is part of, and not in addition to, the aggregate Commitments.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means the Parent Borrower and its Subsidiaries.
“Guarantee Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (limited, in the case of this clause (b), to the lesser of (i) the principal amount of the obligations secured by such Lien and (ii) the fair market value (as determined by such Person in good faith) of the assets subject to such Lien); provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) obligations of any Insurance Subsidiary under Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or Retrocession Agreements (including any Liens with respect thereto). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee Requirement” has the meaning assigned to such term in Section 7.14.
“Guarantor Joinder” means an agreement substantially in the form of Exhibit K.
“Guarantors” means, collectively, (a) the Parent Borrower (with respect to the Obligations of any other Borrower), (b) Third Point Re (USA) Holdings Inc., a Delaware corporation, and (c) on and after the Closing Date, (i) the Target, (ii) Sirius International Holdings Ltd., an exempted company organized under the laws of Bermuda, (iii) Sirius International Insurance Group, Ltd., an exempted company organized under the laws of Bermuda and (iv) any other Subsidiary of the Parent Borrower that becomes a Guarantor pursuant to Section 7.14.
“Guaranty” means the undertakings by the Guarantors under Article XII.
“Hedge Agreement” means, as to any Person, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), entered into by such Person for the purpose of managing one or more risks otherwise assumed by such Person or other agreements or arrangements entered into by such Person designed to transfer credit risk from one party to another, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Hybrid Capital” means any security that is accorded equity treatment under the procedures and guidelines of S&P or Moody’s at the time of issuance thereof; provided, that such security shall cease to be Hybrid Capital upon any amendment or other modification of the terms thereof that results in such security no longer being afforded equity treatment by S&P and Moody’s.
“IBA” has the meaning assigned to such term in Section 1.4.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR Rate.”

“Increase Effective Date” has the meaning assigned thereto in Section 4.13(d).
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
1.all obligations of such Person for borrowed money;
2.all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade and similar payables incurred or accrued in the ordinary course of such Person’s business and (ii) purchase price adjustments, earnouts and other contingent acquisition consideration that is not yet overdue for more than 30 days after the date fixed (after giving effect to any applicable grace periods) for payment thereof);
3.all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
4.all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (limited, to the extent the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, to the fair market value (as determined by such Person in good faith) of such Property);
5.all Capital Lease Obligations of such person;
6.all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, bank guarantees, surety bonds or similar facilities, provided that indebtedness arising pursuant to any standby or documentary letter of credit (whether issued pursuant to this agreement or otherwise) shall not be included as Indebtedness unless and until such letter of credit is drawn by its beneficiary;
7.all obligations of such Person, contingent or otherwise, to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests of such person;
8.all Guarantee Obligations of such person in respect of any of the foregoing;
9.all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and
10.all obligations of such person in respect of Hedge Agreements;
provided, that Indebtedness shall not include any preferred (including without limitation trust preferred) or preference securities or Hybrid Capital, in each case issued by the Parent Borrower or a Subsidiary of the Parent Borrower, to the extent such preferred or preference securities or Hybrid Capital would be treated as equity issued by the Parent Borrower or such Subsidiary under the applicable procedures and guidelines of S&P as of the date hereof. For the avoidance of doubt, Indebtedness shall not include (v) current trade payables (including current payables under insurance contracts and current reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (w) obligations and Guarantees of Insurance Subsidiaries with respect to Policies, (x) obligations and Guarantees with respect to products underwritten by Insurance Subsidiaries in the ordinary course of business, including insurance and reinsurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations and (y) Reinsurance Agreements, Fronting Arrangements, Insurance Contracts, Retrocession Agreements and Guarantees thereof entered into by any Insurance Subsidiary in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned thereto in Section 11.3(b).
“Information” has the meaning assigned thereto in Section 11.10.
“Insurance Contract” means any Policy issued by an Insurance Subsidiary but shall not include any Reinsurance Agreement, Fronting Arrangement or Retrocession Agreement.
“Insurance Licenses” has the meaning assigned thereto in Section 6.16.
“Insurance Regulatory Authority” means, with respect to any Subsidiary of the Parent Borrower, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
“Insurance Subsidiary” means any Subsidiary of the Parent Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable law of its jurisdiction of domicile.
“Intellectual Property” has the meaning set forth in Section 6.7.
“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months or, if agreed by all of the Lenders twelve (12) months or such shorter period thereafter, in each case as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(i)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)no Interest Period shall extend beyond the Maturity Date; and
(v)there shall be no more than ten (10) Interest Periods in effect at any time.
“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or permits to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit; and the terms “issued”, “issuing” and “issuance” have correlative meanings.
“Issuing Lender” means (i) with respect to any Participated Letter of Credit, the Fronting Bank and (ii) with respect to any Syndicated Letter of Credit, the Lenders who have issued such Syndicated Letter of Credit, which may include any Affiliate of any Lender, provided that such Affiliate is listed on the NAIC Qualified Institution List.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“L/C Advance” has the meaning assigned thereto in Section 3.2(d)(i).
“L/C Agent” means JPMorgan, in such capacity.

“L/C Disbursement” means (i) with respect to any Participated Letter of Credit, any payment made by the Fronting Bank pursuant thereto and (ii) with respect to any Syndicated Letter of Credit, any payment made by an Issuing Lender pursuant thereto.
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of a Borrower at such time.
“Lead Arrangers” means, collectively, JPMorgan and BMO Capital Markets Corp., in their capacities as the joint lead arrangers and joint bookrunners.
“Lender-Related Person” has the meaning assigned to such term in Section 11.3(d)(i).
“Lenders” means the Persons listed on Schedule 1.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s extensions of credit made hereunder.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Letter of Credit Notice therefor and any other applications, agreements, instruments, guarantees or other documents (whether general in application to all Letters of Credit issued by the applicable Issuing Lender or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.
“Letter of Credit Exposure” means, at any time for each Lender, the sum of such Lender’s Participated Letter of Credit Exposure and Syndicated Letter of Credit Exposure.
“Letter of Credit Fee” has the meaning assigned thereto in Section 3.9(a).
“Letter of Credit Notice” means a Syndicated Letter of Credit Notice or a Participated Letter of Credit Notice, as the context requires.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Article III.
“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Rate shall be the Interpolated Rate.
“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the Adjusted LIBOR Rate as provided in Section 4.1(a).
“LIBOR Screen Rate” means, for any day and time, with respect to any LIBOR Rate Loans for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the

ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion)); provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.
“Loan Documents” means, collectively, this Agreement, each Revolving Credit Note, the Letter of Credit Documents and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent in connection with this Agreement or otherwise referred to herein or contemplated hereby.
“Loans” means the collective reference to the Revolving Credit Loans, and “Loan” means any of such Loans.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Material Adverse Effect” means, with respect to the Parent Borrower and its Subsidiaries, (a) a material adverse effect on the operations, business, properties or financial condition of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its payment obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent, on behalf of the Lenders, under any Loan Document or (d) a material impairment of the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of the Loan Documents.
“Material Insurance Subsidiaries” means, collectively, each Insurance Subsidiary of the Parent Borrower that is a Material Subsidiary.
“Material Subsidiaries” means, collectively, each Subsidiary that is a Credit Party and each other Subsidiary that is a “significant subsidiary” as such term is defined in Regulation S-X.
“Maturity Date” means, with respect to any Lender, the later of (a) the date that is three years after the Closing Date and (b) if the maturity date is extended for such Lender pursuant to Section 4.17, such extended maturity date as determined pursuant to such Section; provided, that in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Merger Agreement” means that certain Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto and as amended, modified, waived or supplemented from time to time) dated as of August 6, 2020, among the Parent Borrower, the Target and Merger Sub.

“Merger Sub” means Yoga Merger Sub Limited, a Bermuda exempted company limited by shares.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to the Fronting Exposure of the Fronting Bank at such time, (ii) with respect to Cash Collateral provided in accordance with Section 2.4(c), the amount required by such Section, and (iii) with respect to Cash Collateral provided in accordance with Section 4.14 or Section 9.2(b), an amount equal to 103% of the aggregate L/C Obligations.
“Minimum Consolidated Tangible Net Worth” has the meaning assigned thereto in Section 8.12(b).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“NAIC Qualified Institution List” has the meaning assigned thereto in the definition of “NAIC Qualified Lender.”
“NAIC Qualified Lender” means, at any time, any Lender listed on the “List of Qualified U.S. Financial Institutions” maintained by the securities valuation office of the NAIC as issuers of letters of credit for which reinsurance reserve credit can be given (the “NAIC Qualified Institution List”) at such time and acting through the legal entity so listed.
“New York Courts” has the meaning assigned to such term in Section 11.5(b).
“New York Supreme Court” has the meaning assigned to such term in Section 11.5(b).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-extending Lender” has the meaning assigned to such term in Section 4.17(a).
“Non-Extension Notice Date” has the meaning assigned thereto in Section 3.3.
“Non-NAIC Fronting Bank” means any Lender or other Person (which is a NAIC Qualified Lender) reasonably acceptable to the Administrative Agent which is requested by the Parent Borrower, and which agrees in its sole discretion in writing, to be a fronting bank on behalf of a Non-NAIC Qualified Lender.

“Non-NAIC Qualified Lender” means, at any time, any Lender that is not a NAIC Qualified Lender at such time.
“Notice of Account Designation” has the meaning assigned to such term in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.
“Notice of Non-Extension” has the meaning assigned thereto in Section 3.3.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all principal of and interest (including interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Credit Party seeking relief under any applicable Debtor Relief Laws, whether or not the claim for such interest and fees is allowed in such proceeding) on the Loans, Reimbursement Obligations and all fees, expenses, indemnities, liabilities, financial accommodations and other monetary obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, the L/C Agent, any Issuing Lender, any Lender or any other Person entitled thereto, under this Agreement or any of the other Loan Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Parent Borrower substantially in the form attached as Exhibit F.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Borrower” has the meaning provided in the preamble.
“Parent Materials” has the meaning assigned thereto in Section 11.1(e)(i).
“Participant” has the meaning assigned thereto in Section 11.9(d).
“Participant Register” has the meaning assigned thereto in Section 11.9(d).
“Participated Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Commitment Percentage of the sum of (i) the aggregate Stated Amount of all outstanding Participated Letters of Credit and (ii) the aggregate amount of all outstanding Reimbursement Obligations with respect to Participated Letters of Credit at such time.
“Participated Letter of Credit Notice” has the meaning assigned thereto in Section 3.2(b).
“Participated Letters of Credit” means Letters of Credit issued by the Fronting Bank under Section 3.2.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.
“Permitted Investors” means, collectively, (a) Third Point Opportunities Master Fund Ltd. and CM Bermuda Limited and each of their respective Affiliates, (b) any Person that is a parent company of any Person referred to in clause (a) and (c) any controlled investment Affiliate of any such Person referred to in clause (a) or (b); provided, that for the purposes of calculating the Threshold Percentage, the Equity Interests of the Parent Borrower entitled to vote in the election of the board of directors (or other analogous body) of the Parent Borrower held by the CMB Entities, directly or indirectly, at any time, shall not exceed such Equity Interests held by the CMB Entities on the Closing Date.
“Permitted Liens” means the Liens permitted pursuant to Section 8.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders and amendments to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Insurance Subsidiary and any coinsurance, reinsurance or retrocession agreements entered into or to be entered into by any Insurance Subsidiary.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding” has the meaning assigned thereto in Section 11.3(b).
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 11.25.
“Ratable Share” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect or, if the Commitment Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s outstanding Credit Exposure by the aggregate of all outstanding Credit Exposure as of any date of determination.
“Recipient” means (a) the Administrative Agent, (b) any Lender or Issuing Lender and (c) the Fronting Bank, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned thereto in Section 11.9(c).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means the obligation of any Borrower to reimburse the applicable Issuing Lenders for any payment made by such Issuing Lenders under, or in respect of, any Letter of Credit issued for its account, together with interest thereon payable as provided herein.
“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Insurance Subsidiary under a policy or policies of insurance issued by such Insurance Subsidiary or under a reinsurance agreement assumed by such Insurance Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto.
“Removal Effective Date” has the meaning assigned thereto in Section 10.6(b).
“Replacement Lender” has the meaning assigned to such term in Section 4.17(d).
“Required Lenders” means, at any time, Lenders having Credit Exposures representing more than fifty percent (50%) of the aggregate Credit Exposures of all Lenders. The Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time, provided that, the amount of any participation in any Participated Letter of Credit that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Fronting Bank, as the case may be, in making such determination.
“Resignation Effective Date” has the meaning assigned thereto in Section 10.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Response Date” has the meaning assigned thereto in Section 4.17(a)(iii).
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Credit Parties and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, or the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof on account of such Equity Interests.
“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
“Revolving Credit Loan” means any revolving loan made to a Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Note” means a promissory note made by a Borrower in favor of a Lender evidencing the Revolving Loans made by such Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.
“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority.
“SAP” means the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Insurance Regulatory Authority of the state or jurisdiction in which such Insurance Subsidiary is domiciled
“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” and “Solvency” mean, with respect to any Person and its subsidiaries on a consolidated basis, on any date of determination, that on such date, (a) the fair value of the property of such Person and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of such Person and its subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its subsidiaries, on a consolidated basis, on its debts as they become absolute and matured in the ordinary course of business, (c) such Person and its subsidiaries, on a consolidated basis, do not intend to, and do not believe that it will, incur debts or liabilities beyond the ability of such Person and its subsidiaries, on a consolidated basis, to pay such debts and liabilities as they mature in the ordinary course of business and (d) such Person and its subsidiaries, on a consolidated basis, is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the property of such Person and its subsidiaries, on a consolidated basis, would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spot Rate” means, on any day, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars based on the exchange rate on the immediately prior Business Day as determined by Thompson Reuters and publicly reports on its free website at https://www.reuters.com/finance/currencies or any successor thereto.
“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Statutory Statements” means, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent Borrower.
“Supported QFC” has the meaning assigned to it in Section 11.25.
“Syndicated Letter of Credit” means Letters of Credit issued severally by the Lenders under Section 3.1.
“Syndicated Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Commitment Percentage of the sum of (i) the aggregate Stated Amount of all outstanding Syndicated Letters of Credit and (ii) the aggregate amount of all outstanding Reimbursement Obligations in respect of Syndicated Letters of Credit at such time.
“Syndicated Letter of Credit Notice” has the meaning assigned thereto in Section 3.1(b).
“Target” means Sirius International Group, Ltd., an exempted company organized under the laws of Bermuda.
“Target Acquisition” means the Acquisition of the Target by Merger Sub pursuant to the Merger Agreement.
“Target Credit Agreement” means that certain Credit Agreement, dated as of February 8, 2018, among the Target, Sirius International Holdings Ltd., an exempted company organized under the laws of Bermuda, Sirius International Group, Ltd., an exempted company organized under the laws of Bermuda, the lenders party thereto and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the lenders thereunder (as may be amended, amended and restated, extended, supplemented or modified from time to time prior to the Effective Date).
“Target Joinders” has the meaning assigned thereto in Section 5.2(b).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition

Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 4.18 that is not Term SOFR.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or would reasonably be expected to result in liability of any Credit Party: (a) a “reportable event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien with respect to any Pension Plan pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan is considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA or the determination that any Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate, or (l) the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, with respect to any Pension Plan, or (m) the occurrence of a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Benefit Plan, or (n) the failure of any Benefit Plan intended to be qualified under Section 401(a) of the Code to so qualify, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Code, or (o) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan.
“Threshold Amount” means $75,000,000.
“Threshold Percentage” has the meaning assigned thereto in the definition of “Change in Control.”
“Total Consolidated Capitalization” has the meaning assigned thereto in Section 8.12(a).
“Total Consolidated Debt” has the meaning assigned thereto in Section 8.12(a).
“Transactions” has the meaning assigned thereto in the Merger Agreement.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 11.25.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g)(ii)(B)(3).
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” means the United States of America.
“Walk-Away Date” has the meaning assigned thereto in the Merger Agreement (as of the date hereof).
“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Parent Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Parent Borrower and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
a.Other Definitions and Provisions
. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
b.Accounting Terms
.
11.All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
12.If at any time, any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change and (ii) the Credit Parties shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.
c.Interest Rates; LIBOR Notification
. The interest rate on LIBOR Rate Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Sections 4.18(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Parent Borrower, pursuant to Section 4.18(e), of any change to the reference rate upon which the interest rate on LIBOR Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 4.18(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 4.18(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
d.Rounding
. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
e.References to Agreement and Laws
. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
f.Times of Day
. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Unless otherwise specified, to the extent any obligation is required to be paid or performed hereunder on a date that is not a Business Day, the date for payment or performance shall be construed to be required on the immediately succeeding Business Day.
g.Letter of Credit Amounts

. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the applicable Credit Parties and each Lender shall remain in full force and effect until the Fronting Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
h.Divisions
. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
i.Exchange Rate Fluctuations
. When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Loan Documents, the equivalent to an amount in the relevant currency shall be calculated at the Spot Rate or, to the extent such Spot Rate is not available, such other publicly available conversion rate agreed to by the Parent Borrower and the Administrative Agent acting reasonably in each case, as at the date of the incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.
j.Borrower Representative
. Each Borrower hereby designates the Parent Borrower as the Borrower Representative. The Borrower Representative will be acting as agent on behalf of the Parent Borrower and each Co-Borrower for the purposes of issuing Notices of Borrowing and Notices of Conversion/Continuation of any Loans pursuant to Article II and Article IV or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Parent Borrower and/or any Co-Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. The Parent Borrower and each Co-Borrower agree that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by the Parent Borrower or such Co-Borrower, as applicable, and shall be binding upon and enforceable to the same extent as if the same had been made directly by the Parent Borrower or such Co-Borrower, as applicable. Notwithstanding anything to the contrary herein, all obligations of the Parent Borrower and the Co-Borrowers under the Loan Documents shall be joint and several.
ARTICLE II.

REVOLVING CREDIT FACILITY
k.Revolving Credit Loans

. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrowers from time to time during the Availability Period as requested by the Borrower Representative in accordance with the terms of Section 2.3; provided, that (a) the aggregate Credit Exposures shall not exceed the aggregate Commitments and (b) the Credit Exposure of any Lender (after giving effect to any amount requested) shall not at any time exceed such Lender’s Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans.
l.[Reserved]
.
m.Procedure for Advances of Revolving Credit Loans
.
13.Requests for Borrowing. The Borrower Representative shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than (i) 11:00 a.m., on the day of each Base Rate Loan and (ii) 12:00 noon, at least three (3) Business Days before each LIBOR Rate Loan, of a Borrower’s intention to borrow, specifying (A) the identity of the applicable Borrower, (B) the date of such borrowing, which shall be a Business Day, (C) the amount of such Borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (D)  whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; provided that if a Borrower wishes to request LIBOR Rate Loans having an Interest Period of twelve months in duration or less than one month in duration, such notice must be received by the Administrative Agent not later than 12:00 noon four (4) Business Days prior to the requested date of such borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Borrower Representative fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower Representative requests a borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m., in the case of a Base Rate Loan, or 12:00 noon, in the case of a LIBOR Rate Loan, shall be deemed received on the next Business Day unless otherwise agreed by the Administrative Agent. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
14.Disbursement of Revolving Credit. Not later than 12:00 noon on the proposed borrowing date (or such later date as agreed by the Borrower Representative), each Lender will make available to the Administrative Agent, for the account of the Borrower specified in the Notice of Borrowing, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds in accordance with any wiring instructions set forth in the applicable Notice of Borrowing, or if no such wiring instructions are set forth, the deposit account of the applicable Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower Representative to the Administrative Agent or as may be otherwise agreed upon by the Borrower Representative and the Administrative Agent from time to time. Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.
n.Repayment and Prepayment of Loans
.
15.Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders on the Commitment Termination Date the aggregate principal amount of all Revolving Loans outstanding on such date.
16.[Reserved].
17.Mandatory Prepayments. If at any time the aggregate Credit Exposures exceed the Commitment, the Borrowers agree to repay within one Business Day of notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Credit Extensions in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Revolving Credit Loans and second, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral Account opened by the Administrative Agent, for the benefit of the Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).
18.Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Credit Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice from the Borrower Representative to the Administrative Agent given not later than 12:00 noon (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent) before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans and $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans. A notice of prepayment received after 12:00 noon shall be deemed received on the next Business Day unless otherwise agreed by the Administrative Agent. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.
19.Limitation on Prepayment of LIBOR Rate Loans. The Borrowers may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9.
o.Voluntary Reduction of the Commitments

. The Borrower Representative (on behalf of itself and each other applicable Borrower) shall have the right at any time and from time to time, upon at least three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Any such written notice may be conditioned upon the effectiveness of any other credit facilities or the receipt of proceeds from, or consummation of, any other event, but shall otherwise be irrevocable.
p.Termination of Revolving Credit Facility
. The Revolving Credit Facility and the Commitments shall terminate on the earlier of (i) the Commitment Termination Date and (ii) the date that is five Business Days after the Walk-Away Date or, if the Walk-Away Date is extended in accordance with the Merger Agreement as in effect on the date hereof, the date that is five Business Days after the Walk-Away Date as so extended, if the Closing Date has not occurred on or prior to such date.
ARTICLE III.

LETTER OF CREDIT FACILITY
q.Syndicated Letters of Credit
.
20.General. At the request of the Borrower Representative, each Lender agrees, on and subject to the terms and conditions of this Agreement, to issue Letters of Credit as Syndicated Letters of Credit for the account of any Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Subsidiary thereof in U.S. Dollars from time to time during the Availability Period. Each Syndicated Letter of Credit shall be issued severally by all of the Lenders acting through the L/C Agent, at the time of issuance as a single multi-bank letter of credit, and shall be substantially in the form of Exhibit D with such changes therein as the L/C Agent (in consultation with the Borrower Representative) determines are acceptable to it and not adverse to the interests of the Lenders.
21.Notice of Issuance. To request the issuance of a Syndicated Letter of Credit, the Borrower Representative shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Agent; provided that the L/C Agent hereby approves such electronic communication delivered by email) to the L/C Agent and the Administrative Agent (which shall promptly notify the Lenders) not later than 12:00 noon three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the L/C Agent, including any request for the issuance of a Syndicated Letter of Credit on the Closing Date, subject to approval by the L/C Agent) a Letter of Credit Notice on the L/C Agent’s standard form (with such changes as the L/C Agent shall reasonably deem appropriate) or other electronic notice acceptable to the L/C Agent (a “Syndicated Letter of Credit Notice”) requesting the issuance of a Syndicated Letter of

Credit, or identifying the Syndicated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying: (A) the date of issuance (which shall be a Business Day), (B) the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 3.3), (C) the Stated Amount of such Syndicated Letter of Credit (it being agreed that all Letters of Credit shall be issued in U.S. Dollars), (D) the name and address of the beneficiary thereof, and (E) such other customary information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended and renewed in accordance with Section 3.3. It is the intention of the parties to this Agreement that Syndicated Letters of Credit issued to support reinsurance-related obligations shall have terms and conditions necessary to qualify such Syndicated Letters of Credit as permissible collateral under Applicable Law and, subject to the terms and conditions of this Agreement, the Issuing Lenders agree to issue such Syndicated Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Syndicated Letter of Credit Notice or other Letter of Credit Document submitted by the Borrower Representative to, or entered into by a Borrower with, the L/C Agent relating to any Syndicated Letter of Credit issued for its account, the terms and conditions of this Agreement shall control.
22.Obligation of Lenders. The obligation of any Issuing Lender under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such Issuing Lender’s Commitment Percentage of the aggregate Stated Amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is issued (subject to any amendments to such Syndicated Letter of Credit expressly permitted hereunder) and each Syndicated Letter of Credit shall expressly so provide. Absent the prior written consent of each Issuing Lender, no Syndicated Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Issuing Lenders thereunder as provided in this Section 3.1(c). The failure of any Issuing Lender to make any L/C Disbursement in respect of any Syndicated Letter of Credit on any date shall not relieve any other Issuing Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Issuing Lender shall be responsible for the failure of any other Issuing Lender to make its L/C Disbursement in respect of any Syndicated Letter of Credit. Concurrently with or promptly following any change in Commitments pursuant to Section 11.9 (to the extent agreed to between the assigning Lender and the assignee) or any other event or circumstance resulting in a change in the Commitment Percentages of the Lenders, the L/C Agent shall amend or replace each outstanding Syndicated Letter of Credit to reflect the new Commitment Percentages of the Lenders. Until a Syndicated Letter of Credit has been so amended or replaced, the Lenders (both before and after giving effect to the change in Commitment Percentages) shall be deemed to have irrevocably and unconditionally sold and purchased participations in such Syndicated Letter of Credit (including each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto and any Cash Collateral or other security therefor or guaranty pertaining thereto) as necessary to give effect to the change in Commitment Percentages.
23.Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the L/C Agent in the name and on behalf of, and as attorney-in-fact for, each Issuing Lender, and the L/C Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the L/C Agent shall act, as the agent of each such Issuing Lender to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Issuing Lender and the Borrower Representative that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of

Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the L/C Agent shall have no obligation or liability for any L/C Disbursement under such Syndicated Letter of Credit (other than in its capacity as an Issuing Lender), and each Syndicated Letter of Credit shall expressly so provide. Each Issuing Lender hereby irrevocably appoints and designates the L/C Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Issuing Lender each Syndicated Letter of Credit to be issued by such Issuing Lender hereunder and to take such other actions contemplated by this Section 3.1(d). Promptly upon the request of the L/C Agent, each Issuing Lender will furnish to the L/C Agent such additional powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the L/C Agent has the power to act as attorney-in-fact for such Issuing Lender to execute and deliver such Syndicated Letter of Credit.
24.Disbursement Procedures. The L/C Agent shall, promptly following its receipt thereof (and, in any event, within any time specified in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under a Syndicated Letter of Credit. The L/C Agent shall promptly after such examination and before such L/C Disbursement notify each applicable Issuing Lender and the Borrower Representative by telephone (confirmed by facsimile or email) of such demand for payment. With respect to any demand for payment made under a Syndicated Letter of Credit which the L/C Agent has informed the applicable Issuing Lenders is valid, each such Issuing Lender will promptly make a L/C Disbursement in respect of such Syndicated Letter of Credit in accordance with the amount of its liability under such Syndicated Letter of Credit and this Agreement, and such L/C Disbursement is to be made to the account of the L/C Agent most recently designated by it for such purpose by notice to the Issuing Lenders. The L/C Agent will make such L/C Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Issuing Lender in respect of any Syndicated Letter of Credit, the L/C Agent will notify the Borrower Representative of such L/C Disbursement.
25.Reimbursement. Each Borrower agrees that it shall reimburse the applicable Issuing Lenders in respect of any L/C Disbursement made under such Borrower’s or its Subsidiary’s Syndicated Letters of Credit by paying to the Administrative Agent an amount in U.S. Dollars equal to the amount of such L/C Disbursement, with interest payable thereon as provided in Section 3.5, no later than 12:00 noon., New York City time, on the second Business Day after the date of the L/C Disbursement. The Borrowers’ obligations to reimburse the Issuing Lenders with respect to the Borrowers’ Reimbursement Obligations shall be absolute and unconditional and subject to the provisions of Section 4.1.
r.Participated Letters of Credit
.
26.General. At the request of the Borrower Representative, the Fronting Bank agrees, on and subject to the terms and conditions of this Agreement and in reliance upon the agreements of the Lenders set forth in this Section 3.2, to issue Letters of Credit as Participated Letters of Credit for the account of any Borrower or (if required by the Fronting Bank or applicable Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Subsidiary thereof in U.S. Dollars from time to time during the Availability Period. Each Participated Letter of Credit shall be in a form customarily used or otherwise approved by the Fronting Bank (in consultation with the Borrower Representative).
27.Notice of Issuance. To request the Issuance of a Participated Letter of Credit, the Borrower Representative shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Fronting Bank; provided that the Fronting Bank hereby approves such electronic communication delivered by email) to the Fronting Bank and the Administrative Agent (which shall promptly notify the Lenders) at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the Administrative Agent and the Fronting Bank, including any request for the issuance of a Participated Letter of Credit on the Closing Date, subject to approval by the Administrative Agent and the Fronting Bank) a Letter of Credit Notice on the Fronting Bank’s standard form (with such changes as the Fronting Bank shall reasonably deem appropriate) or other electronic notice acceptable to the Fronting Bank (a “Participated Letter of Credit Notice”) requesting the issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying: (A) the date of issuance (which shall be a Business Day), (B) the date on which such Participated Letter of Credit is to expire (which shall comply with Section 3.3), (C) the Stated Amount of such Participated Letter of Credit (it being agreed that all Letters of Credit shall be issued in U.S. Dollars), (D) the name and address of the beneficiary thereof, and (E) such other customary information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Participated Letter of Credit, it being understood and agreed that Participated Letters of Credit may be extended and renewed in accordance with Section 3.3. It is the intention of the parties to this Agreement that Participated Letters of Credit issued to support reinsurance-related obligations shall have terms and conditions necessary to qualify such Participated Letters of Credit as permissible collateral under Applicable Law and, subject to the terms and conditions of this Agreement, the Fronting Bank agrees to issue such Participated Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Participated Letter of Credit Notice or other Letter of Credit Document submitted by the Borrower Representative to, or entered into by a Borrower with, the Fronting Bank relating to any Participated Letter of Credit issued for its account, the terms and conditions of this Agreement shall control.
28.Participations. By the Issuance of a Participated Letter of Credit by the Fronting Bank and without any further action on the part of the Fronting Bank or the Lenders, the Fronting Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and participation in such Participated Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the Stated Amount of such Participated Letter of Credit and the Borrowers’ Reimbursement Obligations with respect thereto. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit is absolute, irrevocable and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any such Participated Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the aggregate Commitments. In consideration and in furtherance of the foregoing, as set forth in Section 3.2(d)(i) each Lender hereby absolutely and unconditionally agrees to pay in U.S. Dollars to the Administrative Agent, for account of the Fronting Bank, such Lender’s Commitment Percentage of each L/C Disbursement made by the Fronting Bank in respect of any Participated Letter of Credit or at any time after any reimbursement payment is required to be disgorged or refunded to a Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to

Section 3.2(e), the Administrative Agent shall distribute such payment to the Fronting Bank or, to the extent that any Lenders have made payments pursuant to this paragraph to reimburse the Fronting Bank, then to such Lenders and the Fronting Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Fronting Bank for any L/C Disbursement shall not relieve any Borrower of its obligation to reimburse such L/C Disbursement.
29.Disbursement Procedures; Funding of Participations.
(vi)The Fronting Bank shall, promptly following its receipt thereof (and, in any event, within any time specified in the text of the relevant Participated Letters of Credit), examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. The Fronting Bank shall promptly after such examination notify the Administrative Agent and the Borrower Representative by telephone (confirmed by facsimile or email) of such demand for payment and whether the Fronting Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Fronting Bank and the Lenders with respect to any such L/C Disbursement. If a Borrower shall fail to reimburse the Fronting Bank for such L/C Disbursement on the date and time specified in Section 3.2(e), the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from a Borrower in respect thereof and such Lender’s Commitment Percentage thereof. Each Lender (including the Lender acting as Fronting Bank) shall upon such notice make funds available in U.S. Dollars to the Administrative Agent for the account of the Fronting Bank at its payment office in an amount equal to its Commitment Percentage of the unpaid L/C Disbursement (such amount, its “L/C Advance”) not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent. No such making of a L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the Fronting Bank for the amount of any payment made by the Fronting Bank under such Letter of Credit, together with interest as provided herein.
(vii)If any Lender fails to make available to the Administrative Agent for the account of the Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.2(d) by the time specified therein, the Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Fronting Bank at a rate per annum equal to the NYFRB Rate from time to time in effect. A certificate of the Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 3.2(d) to reimburse the Fronting Bank for any L/C Disbursement, interest in respect of such Lender’s L/C Advance shall be solely for the account of the Fronting Bank.
30.Reimbursement. Each Borrower agrees that it shall reimburse the Fronting Bank in respect of any L/C Disbursement made under such Borrowers’ or its Subsidiary’s Participated Letters of Credit by paying to the Administrative Agent an amount in U.S. Dollars equal to the amount of such L/C Disbursement, with interest payable thereon as provided in Section 3.5, no later than 3:00 p.m., New York City time, on the second Business Day after the date of the L/C Disbursement. The Borrowers’ obligations to reimburse the Fronting Bank with respect to its Reimbursement Obligations shall be absolute and unconditional and subject to the provisions of Section 4.1.

31.Repayment of Participations.
(viii)At any time after the Fronting Bank has made a payment under any Participated Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.2(d)(i), if the Administrative Agent receives for the account of the Fronting Bank any payment in respect of the related unpaid L/C Disbursement or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ix)If any payment received by the Administrative Agent for the account of the Fronting Bank pursuant to Section 3.2(d) is required to be returned under any of the circumstances described in Section 4.1 (including pursuant to any settlement entered into by the Fronting Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Fronting Bank its Ratable Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the NYFRB Rate from time to time in effect.
s.Expiry Date of Letters of Credit
. Each Letter of Credit shall expire at or prior to the earlier of (a) the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (b) five Business Days prior to the Maturity Date (except to the extent cash collateralized at 100% of the Stated Amount thereof, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the L/C Agent); provided, however, if the Borrower Representative so requests in any applicable Letter of Credit Notice, the L/C Agent or the Fronting Bank, as applicable, agrees to issue a Letter of Credit that provides for the automatic renewal for successive periods of one year or less (subject to clause (b) above) (each, an “Evergreen Letter of Credit”) unless and until the L/C Agent or Fronting Bank, as applicable, shall have delivered prior written notice of nonrenewal to the beneficiary of such Letter of Credit (a “Notice of Non-Extension”) no later than 60 days prior to the expiry date specified in such Letter of Credit (such time, the “Non-Extension Notice Date”). Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Agent or Fronting Bank, as applicable, to permit the extension of such Letter of Credit at any time to an expiry date not later than the Maturity Date; provided, however, that the L/C Agent or Fronting Bank, as applicable, shall not permit any such extension, nor shall it be required to extend such Letter of Credit, if (x) the L/C Agent or Fronting Bank, as applicable, has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof (by reason of the provisions of Section 5.3), (y) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Lenders or the Borrower Representative that one or more of the applicable conditions specified in Section 5.3 is not then satisfied or (z) the Commitment Termination Date has occurred.
t.Obligations Absolute
.

32.The Reimbursement Obligations of the Borrowers with respect to a L/C Disbursement under any Letter of Credit issued for the account of the Borrowers or any Subsidiaries thereof and the obligation of any Lender to make its L/C Advance to the Fronting Bank with respect to any L/C Disbursement under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including the following circumstances:
(x)any lack of validity or enforceability of this Agreement, any other Loan Document, any Letter of Credit Document or any other agreement or instrument relating thereto;
(xi)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit Document or any other amendment or waiver of or any consent to departure from all or any of the Letter of Loan Documents;
(xii)the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Lender, the Administrative Agent, the L/C Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Letter of Credit Document or any unrelated transaction;
(xiii)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(xiv)payment by any Issuing Lender under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(xv)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrowers; or
(xvi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower, any other Credit Party or any other guarantor, other than as may be expressly set forth in this Agreement.
33.None of the Administrative Agent, the L/C Agent, any Issuing Lender or any Lender, or any of their Related Parties, shall have any liability or responsibility to any Borrower by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Fronting Bank or the L/C Agent from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by a Borrower that are caused by the gross negligence or willful misconduct of the Fronting Bank or the L/C Agent (as determined by a court of competent jurisdiction by a final and nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is expressly understood and agreed that (i) the acceptance by the Fronting Bank or the L/C Agent, as the case may be, of documents that appear on their face to comply with the terms of a Letter of Credit, without responsibility for further investigation, (ii) the exclusive reliance by the Fronting Bank or the L/C Agent, as the case may be, on the documents presented to it under a Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Fronting Bank or the L/C Agent.
u.Interest
. Unless each Borrower reimburses each L/C Disbursement made in respect of Letters of Credit issued for its account or for the account of any Subsidiary thereof, as applicable, in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full as follows: (i) from and including the date such L/C Disbursement is made to and including the second Business Day following such date, at the Base Rate plus the Applicable Rate at such time applicable to Base Rate Loans, and (ii) thereafter, at the Base Rate plus the Applicable Rate at such time applicable to Base Rate Loans plus 2%. Such interest shall be payable on demand.
v.Cash Collateralization of Letters of Credit
.
34.If (A) as of the Commitment Termination Date, any Letter of Credit may for any reason remain outstanding, (B) any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require each Borrower to Cash Collateralize the aggregate Letter of Credit Exposure issued for its account or for the account of any Subsidiary thereof, as applicable, pursuant to Section 9.2(b), (C) the aggregate L/C Obligations in respect of Participated Letters of Credit and Syndicated Letters of Credit for which JPMorgan has agreed to serve as a Fronting Bank at any time exceeds the Fronting Sublimit, or (D) the aggregate Credit Exposure for all Lenders at any time exceeds the aggregate Commitments, then in each case, such Borrower shall deliver to the Administrative Agent an amount of Cash Collateral in U.S. Dollars equal to 103% of the aggregate Stated Amount of all Letters of Credit issued for its account outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder); provided that in the case of clauses (C) and (D) above, such Borrower shall only be required to deliver an amount of Cash Collateral equal to the amount of the applicable excess. The Administrative Agent shall deposit such Cash Collateral in a special collateral account of the applicable Borrower pursuant to arrangements reasonably satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders.
35.Each Borrower will grant to the Administrative Agent, for the benefit of the Fronting Bank and the other Issuing Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Letter of Credit Exposure of such Borrower, and for application to its aggregate Obligations, as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Fronting Bank and the other Issuing Lenders and the Borrowers shall have no interest therein except as set forth in Section 3.6(c). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower Representative (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account.
36.In the event of a drawing, and subsequent payment by any Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to such Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of a Borrower and the reimbursement in full of the Issuing Lenders for all of their respective obligations thereunder shall be held by the Administrative Agent, for the benefit of such Borrower, to be applied against the then due Obligations of such Borrower in such order and manner as the Administrative Agent may direct. If a Borrower is required to provide Cash Collateral pursuant hereto, such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to such Borrower, provided that after giving effect to such return (i) the aggregate Credit Exposure would not exceed the aggregate Commitments at such time and (ii) no Event of Default shall have occurred and be continuing at such time. If a Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
w.Use of Letters of Credit
. The Letters of Credit shall be available for, and each Borrower agrees that it shall use and, in the case of any Letter of Credit issued for the account of any Subsidiary of a Borrower, shall use commercially reasonable efforts to cause such Subsidiary to use its Letters of Credit to support, its own insurance obligations, obligations under reinsurance agreements and retrocession agreements to which it is a party and similar risk obligations and for general corporate purposes.
x.The Fronting Bank and L/C Agent
. The Fronting Bank and the L/C Agent shall act on behalf of the Lenders with respect to any Letters of Credit issued or administered by it and the documents associated therewith, and such Fronting Bank and L/C Agent shall have all of the rights, benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered in connection with Letters of Credit issued or proposed to be issued by it or administered by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such Fronting Bank or L/C Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Fronting Bank or the L/C Agent, as applicable
y.Letter of Credit Fees and Other Charges

. The Borrowers agree to pay the following amounts:
(a)    to the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit issued for the account of a Borrower or any Subsidiary thereof and outstanding during such quarter, at a per annum rate equal to Adjusted LIBOR Rate in effect for such fee from time to time on such Lender’s Commitment Percentage of the average daily aggregate Stated Amount of such Letters of Credit. The Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing on the first fiscal quarter following the Closing Date through the Maturity Date, (ii) on the Maturity Date and (iii) on the Final Expiry Date; and
(b)    (A) to the Fronting Bank, for its own account, with respect to each Participated Letter of Credit issued by the Fronting Bank hereunder, a fronting fee equal to 0.125% per annum on the face amount of each Participated Letter of Credit, (B) to each Non-NAIC Fronting Bank, a fronting fee as mutually agreed upon between the Borrower Representative, such Non-NAIC Qualified Lender and such Non-NAIC Fronting Bank with respect to each Syndicated Letter of Credit issued for the account of the applicable Borrower (it being understood that unless otherwise agreed between the applicable Non-NAIC Qualified Lender, such Non-NAIC Fronting Bank, the Administrative Agent and the Borrower Representative, such fronting fee shall be paid by reducing the applicable Letter of Credit Fee otherwise payable to such Non-NAIC Qualified Lender by an amount equal to such fronting fee and paying the same to such Non-NAIC Fronting Bank) and (B) to the Fronting Bank and the L/C Agent, such reasonable fees and expenses as the Fronting Bank or the L/C Agent customarily require in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.
ARTICLE IV.

GENERAL LOAN PROVISIONS
z.Interest
.
37.Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower Representative, Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Rate or (B) the Adjusted LIBOR Rate plus the Applicable Rate (provided that the LIBOR Rate shall not be available until three (3) Business Days (or four (4) Business Days with respect to a LIBOR Rate based on a twelve month Interest Period or an Interest Period of less than one month) after the Closing Date unless the Borrower Representative has delivered to the Administrative Agent a written agreement in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement). The Borrower Representative shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.
38.Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), Section 9.1(b), Section 9.1(h) or Section 9.1(i), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower Representative shall no longer have the option to request LIBOR Rate Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%)

in excess of the rate (including the Applicable Rate) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against a Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
39.Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing on the last Business Day of the calendar quarter ending after the Closing Date; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
40.Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the applicable Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.
aa.Notice and Manner of Conversion or Continuation of Loans
. Provided that no Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever a Borrower desires to convert or continue Loans as provided above, the Borrower Representative shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 noon three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day),

(C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan; provided that if such Borrower wishes to request LIBOR Rate Loans having an Interest Period of twelve months in duration, such notice must be received by the Administrative Agent not later than 12:00 noon four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Borrower Representative fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower Representative requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
ab.Fees
.
(xvii)Commitment Fee. Commencing on the Closing Date, subject to Section 4.15(a)(iii), the Parent Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Rate on the average daily unused portion of the Commitment of the Lenders (other than the Defaulting Lenders, if any). The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on the last Business Day of the calendar quarter ending immediately after the Closing Date and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Commitment Percentages.
(xviii)Other Fees. The Parent Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon between the Borrower Representative and the Administrative Agent.
ac.Manner of Payment
. Each payment by the applicable Credit Party on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 3:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 4.9, Section 4.10, Section 4.11 or Section 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the applicable Credit Party to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a)(ii).
ad.Evidence of Indebtedness
.
41.Extensions of Credit. The Credit Extensions made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Credit Extension made by the Lenders or such Issuing Lender to the Credit Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Credit Parties hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, which shall evidence such Lender’s Revolving Credit Loans, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
42.Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
ae.Sharing of Payments by Lenders
. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4.8(b), Section 4.9, Section 4.10, Section 4.11 or Section 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
43.if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
44.the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Credit Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans and Letters of Credit to any assignee or participant, other than to any Credit Party or any of their Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
af.Administrative Agent’s Clawback
.
45.Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
46.Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing

Lenders hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
47.Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 4.11(e), Section 11.3(c) or Section 11.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower Representative shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
ag.Changed Circumstances
.
48.Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower Representative and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower Representative that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of a Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter such Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
49.Illegality. If, after the date hereof (or, in the case of any Lender, such later date as such Lender becomes a Lender hereunder) in any applicable jurisdiction, any Issuing Lender or any Lender determines that the introduction of, or any changes in, any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Issuing Lender or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document or (ii) to fund or maintain its participation in any Loan or Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower Representative, and until such notice by such Person is revoked, any obligation of such Person to issue, make fund or maintain any such Credit Extension shall be suspended. Upon receipt of such notice by the Borrower Representative, the Credit

Parties shall, unless such Issuing Lender or Lender has been replaced in accordance with Section 4.12, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower Representative or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
ah.Indemnity
. Each Borrower hereby indemnifies each of the Lenders against any actual loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by such Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of such Borrower to borrow or continue a LIBOR Rate Loan or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower Representative through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
ai.Increased Costs
.
50.Increased Costs Generally. If any Change in Law shall:
(xix)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Lender;
(xx)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(xxi)impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrowers shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
51.Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitment, as applicable, under current Applicable Laws, regulations and regulatory guidelines. In the event the Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.
52.Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section 4.10 and delivered to the Borrower Representative, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Notwithstanding the foregoing, the Borrowers shall be not required to pay such amounts to any Lender, Issuing Lender or other Recipient unless such Lender, Issuing Lender or other Recipient certifies that it is the general practice of such Lender, Issuing Lender or Recipient at such time to request compensation for such matters from similarly situated borrowers.
53.Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender or any Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
aj.Taxes
.
54.Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
55.Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Upon becoming aware that it must make a deduction or withholding of any Tax pursuant to this Section 4.11(b) that requires an increased sum payable by a Credit Party or is otherwise an Indemnified Tax, the applicable Withholding Agent shall promptly notify the Credit Parties and the Administrative Agent.
56.Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
57.Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Credit Party by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
58.Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
59.Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
60.Status of Lenders.
(xxii)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission (A) would subject such Lender to any material unreimbursed cost or expense or (B) would materially prejudice the legal or commercial position of such Lender.
(xxiii)Without limiting the generality of the foregoing:
a.Any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
b.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

i.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
ii.executed copies of IRS Form W-8ECI;
iii.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
iv.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
c.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and
d.if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by Applicable

Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
61.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
62.Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ak.Mitigation Obligations; Replacement of Lenders
.
63.Designation of a Different Lending Office. If any Lender asserts that it has become illegal for it to issue, make fund or maintain any such Credit Extension under Section 4.8(b), requests compensation under Section 4.9, or requires any Credit Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower Representative, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would avoid any illegality described in Section 4.8(b) or eliminate or reduce amounts payable pursuant to Section 4.9 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
64.Replacement of Lenders. If any Lender asserts that it has become illegal for it to issue, make fund or maintain any such Credit Extension under Section 4.8(b), requests compensation under Section 4.9, or if any Credit Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender or ceases to be a NAIC Qualified Lender (unless such Lender has in effect a Fronting Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Fronting Bank in accordance with Section 4.16), then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.9 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(xxiv)the Borrowers shall have paid or cause to be paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;
(xxv)such Lender shall have received payment of an amount equal to the outstanding principal of any of its Loans and L/C Advances and its funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9 from the assignee (to the extent of such outstanding principal and accrued interest and fees)) or the Borrowers (in the case of all other amounts);
(xxvi)in the case of any such assignment resulting from a claim for compensation under Section 4.9 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;
(xxvii)such assignment does not conflict with Applicable Law; and
(xxviii)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment and delegation cease to apply and, in the case of any request for compensation or Indemnified Taxes or additional amounts, such requests have been rescinded.
65.Selection of Lending Office. Subject to Section 4.12(a), each Lender may make any Loans to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrowers to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

al.Increase in Commitments
.
66.Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower Representative may from time to time, request an increase in the aggregate Commitments by an aggregate amount (for all such requests) not exceeding $120,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower Representative (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).
67.Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
68.Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower Representative and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Borrower Representative may also invite one or more Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative.
69.Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower Representative shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the final allocation of such increase and the Increase Effective Date.
70.Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower Representative shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Parent Borrower (x) certifying and attaching the resolutions adopted by the board of directors of the Parent Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects), and (B) no Default or Event of Default exists. The Parent Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 4.9) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section, after giving effect to any assignments or reallocations of Revolving Credit Loans entered into among the Lenders substantially concurrently with the effectiveness of such increase.
71.Conflicting Provisions. This Section shall supersede any provisions in Section 4.6 or Section 11.2 to the contrary.
am.Cash Collateral
. If there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Fronting Bank (with a copy to the Administrative Agent), the applicable Borrower shall provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined after giving effect to Section 4.15(a)(v) and any Cash Collateral provided by such Defaulting Lender).
72.Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, will grant to the Administrative Agent, for the benefit of the Fronting Bank and the Lenders, and will maintain, a first priority security interest in all such Cash Collateral as security for the obligations to which such Cash Collateral may be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Fronting Bank and the Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
73.Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under Section 4.14(a) or Section 4.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of its Participated Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
74.Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Fronting Bank shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that, subject to this Section 4.14, the Person providing Cash Collateral and the Fronting Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
an.Defaulting Lenders
.
75.Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(xxix)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.2.
(xxx)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders hereunder; third, to Cash Collateralize the Fronting Exposure of the Fronting Bank with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with their respective Commitment Percentages without giving effect to Section 4.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(xxxi)Certain Fees.
e.No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

f.A Defaulting Lender shall be entitled to receive Letter of Credit Fees pursuant to Section 3.9 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the Stated Amount of Letters of Credit for which such Defaulting Lender has provided Cash Collateral required pursuant to Section 4.14.
g.With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Participated Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to Section 4.15(a)(iv).
h.Notwithstanding the foregoing, if any Defaulting Lender’s Participated Letter of Credit Exposure is not Cash Collateralized or reallocated pursuant to Section 4.15(a)(iv), then, without prejudice to any rights or remedies of the Fronting Bank or any Lender hereunder, all Letter of Credit Fees that otherwise would have been payable to such Defaulting Lender with respect to such Defaulting Lender’s Participated Letter of Credit Exposure shall be payable to the Fronting Bank until such Defaulting Lender’s Participated Letter of Credit Exposure is Cash Collateralized.
(xxxii)Reallocation of Participations. All or any part of such Defaulting Lender’s Participated Letter of Credit Exposure shall be automatically reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(xxxiii)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in this Section 4.15.
76.Fronting Bank. So long as any Lender is a Defaulting Lender, the Fronting Bank shall not be required to issue any Participated Letter of Credit unless the Commitments of the Non-Defaulting Lenders and/or Cash Collateral provided by the Parent Borrower or the Defaulting Lender are at least equal to the Stated Amount of such Participated Letter of Credit, and participating interests in any such newly issued Participated Letter of Credit shall be allocated among non-Defaulting Lenders (and Defaulting Lenders shall not participate therein).
77.Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, the L/C Agent and the Fronting Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments without giving effect to Section 4.15(a)(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Credit Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ao.Provisions Relating to NAIC Qualified Lenders
.
78.Each Lender represents that on the date of this Agreement (or, if later, the date such Lender becomes a party to this Agreement), (i) it is a NAIC Qualified Lender, (ii) it has entered into a Fronting Agreement with a NAIC Qualified Lender in accordance with the requirements of this Section 4.16 or (iii) it intends to issue Syndicated Letters of Credit hereunder through its Affiliate that is listed on the NAIC Qualified Institutions List. Each Lender agrees to use commercially reasonable efforts in order to, at all times, (i) be listed on the NAIC Qualified Institution List or (ii) if such Lender is not listed on the NAIC Qualified Institution List, (A) maintain in effect a Fronting Agreement with a Person which a NAIC Qualified Lender to act as a Fronting Bank for such Lender in respect of its obligations under the Syndicated Letters of Credit (which Person, prior to entering in such Fronting Agreement, shall be subject to the prior written consent of each of the Borrower Representative and the Administrative Agent, such consent, in each case, shall not be unreasonably withheld) or (B) issue Syndicated Letters of Credit through its Affiliate that is listed on the NAIC Qualified Institutions List. If any Lender shall enter into a Fronting Agreement hereunder at any time, it shall promptly furnish a copy thereof to the Borrower Representative and the Administrative Agent. In connection with the execution or termination of any Fronting Agreement, the L/C Agent is authorized to amend or replace each outstanding Syndicated Letter of Credit to add or remove the applicable Lender and Fronting Bank, as the case may be. Each Lender shall promptly provide evidence to the Administrative Agent or the Borrower Representative of such Lender’s compliance with the requirements of this Section 4.16 upon request by the Administrative Agent or the Borrower Representative.
79.If at any time any Lender shall cease to be a NAIC Qualified Lender and does not have a Fronting Agreement in effect with a Fronting Bank, such Lender shall promptly notify the Borrower Representative and the Administrative Agent and forthwith comply with its obligations under this Section 4.16. Upon receipt of such notice, the Borrower Representative may request to have another Lender or another Person that is a NAIC Qualified Lender (which Person shall be subject to the prior written consent of each of the Borrower Representative and the Administrative Agent, such consent, in each case, shall not be unreasonably withheld) act as Fronting Bank for such Non-NAIC Qualified Lender with respect to any Syndicated Letter of Credit Exposure attributable to such Non-NAIC Qualified Lender. Any such Lender or other Person may, in its sole discretion, agree to act as a Fronting Bank with respect to such Syndicated Letter of Credit Exposure, but has no obligation to do so. After giving effect to the issuance of any such Syndicated Letter of Credit for which JPMorgan has so agreed to act as Fronting Bank, the Fronting Obligations shall not exceed the Fronting Sublimit.
80.In the event any Lender or other Person agrees to act as a Fronting Bank pursuant to Section 4.16(b), the L/C Agent is authorized, upon the Borrower Representative’s request, to amend or replace each outstanding Syndicated Letter of Credit to remove the applicable Non-NAIC Qualified

Lender and add such Person to reflect the application of this Section 4.16 and to issue new Syndicated Letters of Credit reflecting the application of this Section 4.16. With respect to any Syndicated Letter of Credit as to which any Lender or other Person acts as a Fronting Bank for a Non-NAIC Qualified Lender, such Fronting Bank shall be deemed to have sold and transferred to such Non-NAIC Qualified Lender, and such Non-NAIC Qualified Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Fronting Bank, without recourse or warranty, an undivided interest and participation in such Non-NAIC Qualified Lender’s Syndicated Letter of Credit Exposure. The purchase and funding of such participation shall be governed by the provisions of Section 3.2(c), Section 3.2(d) and Section 3.2(f), mutatis mutandis.
ap.Extension of Maturity Date
.
    (a)    The Borrower Representative may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), not less than 30 days and not more than 90 days prior to each anniversary of the Closing Date, request that the Lenders extend the Maturity Date in effect at such time (the “Existing Maturity Date”) to the first anniversary of such Existing Maturity Date; provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) each of the representations and warranties made by any Credit Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except any representation and warranty that is qualified by “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date as if made on and as of such date, (iii) the Borrower Representative shall pay or cause to be paid any fee to the Extending Lenders as separately agreed between the Borrower Representative and the Extending Lenders in connection with the extension. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the twentieth day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date is referred to herein as a “Non-extending Lender”; provided, that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-extending Lender. The Administrative Agent shall notify the Borrower Representative, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Maturity Date may be extended no more than one time pursuant to this Section 4.17.
    (b)    If, by the Response Date, Lenders holding Commitments that aggregate 50% or more of the total Commitments shall constitute Non-extending Lenders, then the Existing Maturity Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable, and the Commitments shall terminate, on the Existing Maturity Date in effect prior to such extension.
    (c)    If (and only if), by the Response Date, Lenders holding Commitments that aggregate more than 50% of the total Commitments shall have agreed to extend the Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then effective as of the Existing Maturity Date, the Maturity Date for such Extending Lenders shall be extended to the first anniversary of the Existing Maturity Date (subject to satisfaction of the conditions set forth in Section 4.17(a)). In the event of such extension, the Commitment of each Non-extending Lender shall terminate on the Existing Maturity Date in effect for such Non-extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-extending Lender shall become due and payable on such Existing Maturity Date and, subject to Section 4.17(d) below, the total Commitments hereunder shall be reduced by the Commitments of the Non-extending Lenders so terminated on such Existing Maturity Date.
    (d)    In the event of any extension of the Existing Maturity Date pursuant to Section 4.17(c), the Borrower Representative shall have the right on or before the Existing Maturity Date, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 11.9) all its interests, rights (other than its rights to payments pursuant to Section 4.8, Section 4.9, Section 4.11 or Section 11.3 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Lender by the Borrower Representative, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (to the extent required pursuant to Section 11.9(b)(iii)(B)), (ii) such assignment shall become effective as of a date specified by the Borrower Representative (which shall not be later than the Existing Maturity Date in effect for such Non-extending Lender prior to the effective date of the requested extension) and (iii) the Replacement Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount of Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date. Prior to the extension of the Existing Maturity Date pursuant to Section 4.17(c), the Borrower Representative shall first make such prepayments of the outstanding Loans and second provide such Cash Collateral (or make such other arrangements satisfactory to the applicable Issuing Lender) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Commitments of the Non-extending Lenders pursuant to Section 4.17(b) and any assignment pursuant to this Section 4.17(e), the aggregate Credit Exposure less the face amount of any Letter of Credit supported by any such Cash Collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.
    (e)    For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders participating in the extension of the Existing Maturity Date) shall be required for any extension of the Maturity Date pursuant to this Section 4.17 and (ii) the operation of this Section 4.17 in accordance with its terms is not an amendment subject to Section 11.2.
aq.Alternate Rate of Interest
. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 4.18, if prior to the commencement of any Interest Period for a LIBOR Rate Loan:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable (including because the LIBOR Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request to convert any Loan to, or continuation of any Loan as, a LIBOR Rate Loan shall be ineffective and (B) if any borrowing request requests a LIBOR Rate Loan, such Loan shall be made as a Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term SOFR Notice.
    (d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time with and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

    (e) The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.18.

    (f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

    (g) Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

ARTICLE V.

CONDITIONS
ar.Conditions to Effectiveness
. This Agreement shall become effective on the first date that all of the following conditions shall have been satisfied:
81.Executed Loan Documents. This Agreement (including Schedule 1.1, but excluding all other Schedules) shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto.
82.Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)Officer’s Certificate. A certificate from a Responsible Officer of the Parent Borrower to the effect that all Effective Date Representations and Warranties of the Credit Parties are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects).
(ii)Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is (A) a true, correct and complete copy of the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) a true, correct and complete copy of the bylaws or other governing document of such Credit Party as in effect on the Effective Date, (C) a true, correct and complete copy of resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) a copy of any applicable certificate required to be delivered pursuant to Section 5.1(b)(iv) required to be satisfied as of the Effective Date.
(iii)Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, to the extent available in such jurisdiction.
(iv)Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).
83.No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened in writing or proposed in writing against any Credit Party before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
84.Payment at Effective Date. The Parent Borrower shall have paid (i) to the Lead Arrangers and the Administrative Agent, the fees separately agreed upon and required to be paid on the Effective Date, in the amounts due and payable on the Effective Date as separately agreed and (ii) all other fees and reasonable expenses (for which invoices have been presented at least two (2) Business Days prior to the Effective Date) of the Lead Arrangers, the Administrative Agent, the L/C Agent, the Issuing Lenders and the Lenders required hereunder to be paid on or prior to the Effective Date (including reasonable fees and expenses of counsel, subject to any limitations set forth herein) in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby.
85.PATRIOT Act, etc. (i) The Lenders shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the

PATRIOT Act, to the extent requested in writing of the Borrower Representative at least ten days prior to the Effective Date and (ii) any Lender that has requested, in a written notice to the Borrower Representative at least ten days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification at least five days prior to the Effective Date (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
Without limiting the generality of the provisions of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
as.Conditions to Closing and Initial Credit Extensions
. The Revolving Credit Facility shall not be available, and no Credit Extension shall occur hereunder, unless and until each of the following conditions has been satisfied on or before the date that is five Business Days after the Walk-Away Date or, if the Walk-Away Date is extended in accordance with the Merger Agreement as in effect on the date hereof, the date that is five Business Days after the Walk-Away Date as so extended:
86.Target Acquisition. The Target Acquisition shall have been (or shall be substantially concurrently with the Closing Date) consummated in all material respects in accordance with the Merger Agreement.
87.Existing Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Target Credit Agreement shall have been (or shall be substantially concurrently with the Closing Date) terminated and all amounts due thereunder shall have been (or shall be substantially concurrently with the Closing Date) paid in full.
88.Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date.
89.No Default. There shall be no Default or Event of Default in existence at the time of, or after giving effect to the making of, any Credit Extension on the Closing Date.
90.Loan Documents.
(v)The Target, Sirius International Holdings Ltd., Sirius International Insurance Group, Ltd. and each other subsidiary of the Target that is required to become a Guarantor on the Closing Date shall (or shall substantially concurrently with the Closing Date) have executed and delivered to the Administrative Agent customary joinders and supplements to the Loan Documents (the “Target Joinders”) in form and substance reasonably satisfactory to the Administrative Agent.
(vi)The Borrower Representative shall have delivered to the Administrative Agent the Schedules to this Agreement (other than Schedule 1.1).

(vii)A Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note at least two Business Days prior to the Closing Date, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto.
91.Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(viii)Officer’s Certificate. A certificate from a Responsible Officer of the Parent Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects), (B) as of the Closing Date, no Default or Event of Default has occurred and is continuing and (C) from January 1, 2020, no event has occurred or condition arisen, either individually or in the aggregate, that has had, or would reasonably be expected to have, a Material Adverse Effect after giving effect to the Target Acquisition.
(ix)Solvency Certificate. A certificate, in substantially the form attached as Exhibit L, from a senior authorized financial officer of the Parent Borrower.
at.Conditions Precedent to all Credit Extensions
. The obligations of the Lenders to make or participate in any Credit Extensions (including the initial Credit Extensions) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
92.Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
93.No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
94.Notice. The Administrative Agent shall have received a Notice of Borrowing or request for the issuance of a Letter of Credit as applicable, from the Borrower Representative as required hereunder.
95.Miscellaneous. In addition to the foregoing, each Issuing Lender shall be under no obligation to issue any Letter of Credit (and, with respect to Syndicated Letters of Credit, the L/C Agent shall not issue any Syndicated Letter of Credit on behalf of the Issuing Lenders) if:

(x)any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over such Issuing Lender shall by its terms enjoin or restrain the issuance of such Letter of Credit or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such issuing Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Effective Date and which such Issuing Lender in good faith deems material to it;
(xi)the L/C Agent or the Fronting Bank, as applicable, shall have delivered a Notice of Non-Extension with respect to such Letter of Credit;
(xii)the Administrative Agent has received written notice from the Fronting Bank, the L/C Agent or the Required Lenders, as the case may be, or from the Borrower Representative, on or prior to the Business Day prior to the requested date of the issuance of such Letter of Credit, that one or more of the applicable conditions under this Section 5.3 is not then satisfied;
(xiii)the expiry date of such Letter of Credit would occur more than thirteen months after the date of issuance or last extension unless the Required Lenders have approved such expiry date;
(xiv)the expiry date of such Letter of Credit occurs after the Maturity Date, unless all of the Lenders have approved such expiry date in writing;
(xv)such Letter of Credit is not substantially in form and substance reasonably acceptable to the Fronting Bank or the L/C Agent (acting on behalf of the Issuing Lenders);
(xvi)such Letter of Credit is denominated in a currency other than U.S. Dollars;
(xvii)immediately after giving effect thereto, either (A) any Lender’s Credit Exposure would exceed such Lender’s Commitment at such time, or (B) the aggregate Credit Exposure of the Lenders would exceed the aggregate Commitments at such time;
(xviii)with respect to the issuance of any Participated Letter of Credit or Syndicated Letter of Credit for which JPMorgan has agreed to serve as a Fronting Bank, immediately after giving effect thereto, the aggregate L/C Obligations outstanding in respect of all Participated Letters of Credit and such Syndicated Letters of Credit would exceed the Fronting Sublimit at such time; or
(xix)in the case of a Syndicated Letter of Credit, any Lender is a Non-NAIC Qualified Lender at such time (unless such Lender has in effect a Fronting Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Fronting Bank in accordance with Section 4.16 or JPMorgan acts as a Fronting Bank for such Non-NAIC Qualified Lender in accordance with Section 4.16(b)).
ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Credit Extensions, the Credit Parties hereby represent and warrant to the Administrative Agent, the Issuing Lenders and the Lenders both immediately before and immediately after giving effect to the transactions contemplated hereunder, all of which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.3, and which representations and warranties constituting Effective Date Representations and Warranties shall be deemed made on the Effective Date, that:
au.Organization; Power; Qualification
. Each Credit Party and each Material Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. No Credit Party is an Affected Financial Institution.
av.Ownership
. Each Subsidiary of each Credit Party as of the Closing Date (after giving effect to the Transactions), and the percentage ownership of each owner in such Subsidiary, is listed on Schedule 6.2. All outstanding shares of the Parent Borrower and each of its applicable Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concept is applicable) and not subject to any preemptive or similar rights, except as described in Schedule 6.2. Each direct or indirect owner of the Parent Borrower that beneficially owns 10% or more of the aggregate Equity Interests of the Parent Borrower, together with such owner’s percentage ownership, is described on Schedule 6.2. As of the Closing Date (after giving effect to the Transactions), there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party or any Subsidiary thereof, except as described on Schedule 6.2.
aw.Authorization; Enforceability
. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
ax.Compliance of Agreement, Loan Documents and Credit Extensions with Laws, Etc.
The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Credit Extensions hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approval or such violation would reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
ay.Compliance with Law; Governmental Approvals
. Each Credit Party and each Material Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority, except in each case of clauses (a), (b) or (c) where the failure to have, comply or file would not reasonably be expected to have a Material Adverse Effect.
az.Tax Returns and Payments
. Each Credit Party and each Material Subsidiary thereof has timely filed all material federal, state, provincial, local and foreign tax returns and reports required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those Taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) where the failure to file such returns and reports or the failure to pay such Taxes, assessments, fees and other charges would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Credit Parties, there is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof the outcome of which would reasonably be expected to have a Material Adverse Effect.
ba.Intellectual Property Matters
. Each Credit Party and each Material Subsidiary thereof owns or possesses legal rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing (all of the foregoing, collectively, “Intellectual Property”) which taken as a whole are reasonably necessary to conduct its business where the failure to own or possess such legal rights would not reasonably be expected to have a Material Adverse Effect.

bb.Environmental Matters
. Each of the Credit Parties and each Material Subsidiary thereof is in compliance with existing Environmental Laws and there are no written pending environmental claims alleging potential liability or responsibility for any violation of any Environmental Law on their respective businesses, operations and properties, in each case are reasonably likely to be adversely determined and with respect to which, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
bc.Employee Benefit Matters
.
96.Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect.
97.No Termination Event has occurred or is reasonably expected to occur except for such events that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
98.Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Law and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Credit Party or any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended fiscal year of the Parent Borrower on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
bd.Margin Stock
. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.
be.Government Regulation

. No Credit Party nor any Material Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
bf.Financial Statements
.
99.The Borrower Representative has heretofore furnished to the Administrative Agent and Lenders copies of (i) the audited consolidated balance sheets of Third Point Reinsurance Ltd. and its consolidated Subsidiaries and of Sirius International Insurance Group, Ltd. and its consolidated Subsidiaries, for (x) the two fiscal years ending December 31, 2018 and 2019, if the Closing Date occurs prior to April 30, 2021 or (y) the two fiscal years ending December 31, 2019 and 2020, if the Closing Date occurs on or after April 30, 2021, and the related statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the opinion of Ernst & Young Ltd. or PricewaterhouseCoopers LLP thereon, as applicable, prepared in accordance with GAAP and (ii) the unaudited consolidated balance sheet of Third Point Reinsurance Ltd. and its consolidated Subsidiaries and of Sirius International Insurance Group, Ltd. and its consolidated Subsidiaries, as of the last day of each fiscal quarter ended after the most recent fiscal year referred to in clause (i) above and prior to the Closing Date for which such financial statements are publicly available, and the related statements of income, shareholders’ equity and cash flows for the partial period then ended, prepared in accordance with GAAP, subject to the absence of notes required by GAAP and normal year-end and other audit adjustments. Such financial statements present fairly in all material respects the consolidated financial condition of Third Point Reinsurance Ltd. and its consolidated Subsidiaries or of Sirius International Insurance Group, Ltd. and its consolidated Subsidiaries, as applicable, and the consolidated results of their operations and their consolidated cash flows, as of the dates and for the periods indicated.
100.Information referred to in clause (a) of this Section 6.12 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a Platform or a similar site to which the Lenders have been granted access or shall be publicly available on the website of the SEC.
bg.No Material Adverse Change
. From January 1, 2020, no event has occurred or condition arisen, either individually or in the aggregate, that has had, or would reasonably be expected to have, a Material Adverse Effect after giving effect to the Target Acquisition.
bh.Solvency
. As of the Closing Date (after giving effect to the Transactions), the Credit Parties taken together on a consolidated basis are Solvent.
bi.Ownership of Properties
. Each Credit Party and each Material Subsidiary thereof (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets necessary or used in the ordinary course of its business, in each case of clauses (i), (ii) and (iii), except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
bj.Insurance Licenses
. Each Material Insurance Subsidiary holds licenses (including licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations in all jurisdictions necessary to transact its insurance and reinsurance business (collectively, the “Insurance Licenses”), except where the failure to hold such Parent License would not reasonably be expected to have a Material Adverse Effect. (i) No such Insurance License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, and (ii) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, that, in each instance under (i) and (ii) above, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
bk.Litigation
. There are no actions, suits or proceedings pending nor, to its knowledge, threatened in writing against any Credit Party or any Subsidiary thereof, or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that is reasonably likely to be adversely determined and with respect to which, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
bl.Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions
.
101.None of (i) the Parent Borrower or any of its Subsidiaries, or, to the knowledge of the Parent Borrower or any such Subsidiary, any of their respective directors, officers, or employees, or (ii) any agent or representative of the Parent Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person or (C) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, in a manner that would result in the violation of applicable Sanctions by any party hereto.
102.Each of the Parent Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower and its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
103.Each of the Parent Borrower and its Subsidiaries, and, to the knowledge of the Parent Borrower, each director, officer, employee and agent of the Parent Borrower and each such Subsidiary, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.
104.No proceeds of any Credit Extension have been used, directly or indirectly, by the Parent Borrower or any of its Subsidiaries or, to the knowledge of the Parent Borrower, any of its or their respective directors, officers, employees and agents in violation of Section 7.12(c).
bm.Disclosure

. No financial statement, material report, material certificate or other material factual information furnished in writing by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may materially vary from such projections).
ARTICLE VII.

AFFIRMATIVE COVENANTS
On and following the Closing Date (or in the case of Section 7.14, on and following the Effective Date) and until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have expired or have been terminated, backstopped, cash collateralized or otherwise provided for on terms reasonably satisfactory to each Issuing Lender, and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:
bn.Financial Statements
. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
105.Annual Financial Statements of the Parent Borrower. Within 120 days (or, if earlier, the date that is ten Business Days following the date of any required public filing thereof) after the end of each Fiscal Year (commencing (x) with the Fiscal Year ending December 31, 2020, if the Closing Date occurs prior to April 30, 2021 or (y) with the first Fiscal Year ending December 31, 2021, if the Closing Date occurs on or after April 30, 2021), an audited consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income, shareholders’ equity and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by Ernst & Young Ltd. or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Parent Borrower or any of its Subsidiaries not in accordance with GAAP.
106.Quarterly Financial Statements of the Parent Borrower. Within 60 days (or, if earlier, the date that is five Business Days following the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the first such fiscal quarter ending after the Closing Date), an unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Parent Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Parent Borrower to present fairly in all material respects the financial condition of the Parent Borrower and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of the Parent Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
107.Information required to be delivered pursuant to clause (a) or (b) of this Section 7.1 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a Platform or a similar site to which the Lenders have been granted access or shall be publicly available on the website of the SEC. Information required to be delivered pursuant to this Section 7.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
bo.Certificates; Other Reports
. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
108.at each time financial statements are delivered pursuant to Section 7.1(a) or Section 7.1(b), a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent Borrower;
109.promptly upon receipt thereof, copies of all reports, if any, submitted to the Parent Borrower or any other Borrower, or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;
110.promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations, the PATRIOT Act and the Beneficial Ownership Regulation), as from time to time reasonably requested by the Administrative Agent or any Lender;
111.promptly after A.M. Best shall have announced a downgrade in the Financial Strength Rating of the Parent Borrower or any Co-Borrower, written notice of such rating change;
112.promptly after the filing thereof, a copy of each annual Statutory Statement filed by each Material Insurance Subsidiary to the extent required by the Insurance Regulatory Authority;

113.Promptly after filed with the relevant Insurance Regulatory Authority after the end of each fiscal year of the Parent Borrower, a report by a qualified actuary reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of the Parent Borrower and its Subsidiaries on a consolidated basis, determined in accordance with SAP; provided, that the delivery of each such report shall be subject to the consent of the applicable actuarial consulting firm, which the Parent Borrower shall use commercially reasonable efforts to obtain;
114.promptly following the delivery or receipt, as the case may be, by any Material Insurance Subsidiary or any of their respective Subsidiaries, copies of all information which the Lenders may from time to time request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report receive from any Insurance Regulatory Authority, that is material to the Parent Borrower and its Subsidiaries, taken as a whole, as reasonably determined by the board of directors of the Parent Borrower, a duly authorized committee thereof or a Responsible Officer of the Parent Borrower;
115.promptly following notification thereof from a Governmental Authority, notification of the variation, suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License; and
116.such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent, on its behalf or on behalf of any Lender, may reasonably request.
bp.Notice of Litigation and Other Matters
. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
117.the occurrence of any Default or Event of Default;
118.the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Material Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;
119.any attachment, judgment, lien, levy or order exceeding the Threshold Amount (other than Permitted Liens) that has been assessed against any Credit Party or any Subsidiary thereof;
120. (i) any unfavorable determination letter from the IRS regarding the qualification of an Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Parent Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, in each case, that would reasonably be expected to result in a Material Adverse Effect;

121.that any contribution required to be made with respect to a Foreign Pension Plan has not been timely made, except such contributions that would not reasonably be expected to have a Material Adverse Effect, or that the Parent Borrower or any Subsidiary of the Parent Borrower may incur any liability pursuant to any Foreign Pension Plan as to which there is a reasonable possibility of liability which could reasonably be expected to have Material Adverse Effect; and
122.any announcement by A.M. Best of any change in the Financial Strength Rating of any Material Insurance Subsidiary.
Each notice pursuant to Section 7.3(a) shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
bq.Preservation of Corporate Existence and Related Matters
. Except as permitted by Section 8.5, preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each relevant jurisdiction, in each case, except where the failure to so exist, maintain such rights, franchises, licenses and privileges or qualify would not reasonably be expected to have a Material Adverse Effect.
br.Maintenance of Property and Licenses
.
123.Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as would not reasonably be expected to result in a Material Adverse Effect.
124.Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
bs.Insurance
. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained in the same general area by companies of established repute engaged in similar businesses, as reasonably determined by such Person in good faith, and as may be required by Applicable Law.
bt.Payment of Taxes and Other Obligations

. Except where the failure to pay or perform such items described in this Section would not reasonably be expected to have a Material Adverse Effect, pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property; provided, that the Parent Borrower or such Subsidiary may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
bu.Compliance with Laws and Approvals
. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
bv.Environmental Laws
. In addition to and without limiting the generality of Section 7.8, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, in each case, except where such failure to do so would not reasonably be expected to result in a Material Adverse Effect.
bw.Compliance with ERISA
. In addition to and without limiting the generality of Section 7.8, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Benefit Plans, (ii) not take any action or fail to take action the result of which would reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code and (iv) operate each Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.
bx.Maintenance of Books and Records; Inspection
. Each Credit Party shall, and shall cause each of their respective Material Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent, and after the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence and during the continuation of an Event of Default), and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower Representative, the independent public accountants of the Credit Parties and their Material Subsidiaries (and by this provision the Credit Parties authorize such accountants to discuss the finances and affairs of the Credit Parties and their Material Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that except during the continuance of an Event of Default the Administrative Agent shall not exercise such rights described in clause (ii) of this Section more than once per calendar year; provided, further, that representatives of the Borrower Representative may be present during any such visits, discussions and inspections. Notwithstanding anything to the contrary in Section 7.11 or any other provision in any Loan Document, none of the Parent Borrower or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (z) that is subject to attorney client or similar privilege or constitutes attorney work product.
by.Use of Proceeds
.
125.The proceeds of the Loans will be used only for (i) working capital and general corporate purposes of the Borrowers and their respective Subsidiaries and (ii) at the Borrower Representative’s election, on the Closing Date, to fund a portion of the consideration for the Target Acquisition and related fees and expenses.
126.The Borrowers shall and, in the case of any Letter of Credit issued for the account of any Subsidiary of a Borrower, shall use commercially reasonable efforts to cause such Subsidiary to use the L/C Facility to support insurance obligations, obligations under reinsurance agreements and retrocession agreements and similar risk obligations and for general corporate purposes.
127.No Credit Party will request or use any Credit Extension, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
bz.Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions
. The Credit Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.
ca.Additional Guarantors
. The Parent Borrower will cause (a) any direct or indirect Subsidiary (other than any Insurance Subsidiary) of the Parent Borrower with Total Consolidated Debt or guarantees in an aggregate amount in excess of $50,000,000 and (b) solely during the period following the Effective Date and prior to the Closing Date, any direct or indirect Subsidiary of the Parent Borrower that is or is required to be a Credit Party (as defined in the Target Credit Agreement) (the foregoing clauses (a) and (b), the “Guarantee Requirement”), in each case within 30 days (or such longer period as may be agreed to by the Administrative Agent) from the date on which such Subsidiary becomes subject to the Guarantee Requirement, to execute a Guarantor Joinder.

ARTICLE VIII.

NEGATIVE COVENANTS
On and following the Closing Date and until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have expired or have been terminated, backstopped, cash collateralized or otherwise provided for on terms reasonably satisfactory to each Issuing Lender, the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:
cb.Indebtedness
. Create, incur, assume or suffer to exist any Indebtedness except:
128.the Obligations;
129.guaranties of the Obligations as provided herein or any other Loan Document;
130.Indebtedness existing Closing Date and, to the extent the principal amount of any such Indebtedness is in excess of $5,000,000, set forth on Schedule 8.1, as well as any refinancings, replacements, refunds, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing);
131.short-term Indebtedness (i.e. with a maturity of less than one year when issued) provided by one or more of the Permitted Investors to any Insurance Subsidiary incurred or issued to provide short-term liquidity to facilitate claims payment in the event of catastrophe; provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;
132.Indebtedness of any Insurance Subsidiary incurred or issued in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary and letters of credit, bank guarantees, surety bonds or similar instruments issued for the account of any Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary;
133.Indebtedness in respect of letters of credit, bank guarantees, bids, leases, statutory obligations, surety and appeal bonds, or performance bonds or other obligations of a like nature arising in the ordinary course of business and not for capital raising purposes and issued for the account of any non-Insurance Subsidiary;
134.Indebtedness of a Subsidiary acquired after the date of this Agreement or a Person merged into or consolidated with a Subsidiary after the date of this Agreement and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event, as well as any refinancings, refunds, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing);
135.Indebtedness owing or issued by a member of the Group to any other member of the Group or to any Affiliate (not being a member of the Group) of the Parent Borrower, provided that if such

Indebtedness is owing or issued by any Credit Party to any Affiliate (not being a member of the Group) of the Parent Borrower, such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;
136.Obligations in respect of Guarantees made by a member of the Group (i) to any other member of the Group, (ii) as an Investment permitted pursuant to Section 8.3, (iii) of Indebtedness of any other member of the Group that is permitted under this Section 8.1 and (iv) of obligations of any other member of the Group in respect of leases and similar liabilities;
137.to the extent constituting Indebtedness, liabilities representing collateral held with respect to securities lending activities and not exceeding ten percent (10%) of the Parent Borrower’s consolidated investment assets as of the end of the most recent Financial Quarter for which consolidated financial statements have been furnished pursuant to Section 7.1(a) and Section 7.1(b);
138.Hedge Agreements entered into by a member of the Group in the ordinary course of business for non-speculative purposes;
139.Indebtedness secured by Liens permitted pursuant to Section 8.2(n); provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000,000;
140.Indebtedness of any Subsidiary incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;
141.Indebtedness of any member of the Group under any secured letter of credit facility; provided, that the aggregate stated amount of letters of credit issued and outstanding and related reimbursement obligations outstanding under all such secured letter of credit facilities at any time shall not exceed $500,000,000;
142.(i) unsecured Indebtedness of the Parent Borrower, (ii) unsecured Indebtedness (other than letters of credit) of a Credit Party (other than the Parent Borrower); provided, in the case of this clause (o)(ii) that such Indebtedness does not contain representations and warranties, covenants and events of default that are materially more restrictive than those in this Agreement, and (iii) Indebtedness incurred by any Credit Party that is subordinated in right and time of payment to the obligations under this Agreement on terms and conditions reasonably satisfactory to the Administrative Agent;
143.Indebtedness representing installment insurance premiums owing by the Parent Borrower or any Subsidiary in the ordinary course of business in respect of the liability insurance, casualty insurance or business insurance interruption insurance maintained by the Parent Borrower or any Subsidiary, in each case in respect of their properties and assets (but excluding, for the avoidance of doubt, any insurance or reinsurance provided or obtained by the Parent Borrower or any Subsidiary in connection with performing its insurance and reinsurance business or managing risk in respect thereof);
144.to the extent constituting Indebtedness, Indebtedness consisting of cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements; and
145.other Indebtedness of members of the Group, provided that, in the case of any Indebtedness of any Subsidiary of the Parent Borrower, at the time such Indebtedness is incurred or issued, the aggregate principal amount of such Indebtedness when added to all other Indebtedness of Subsidiaries of the Parent Borrower incurred or issued pursuant to this paragraph (m) and then outstanding, does not exceed 10 percent (10%) of the Consolidated Net Worth of the Parent Borrower (determined as of the end of the most recent fiscal quarter for which financial statements are available), as well as any refinancings, refunds, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing).
cc.Liens
. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property (other than “margin stock” which if covered hereby would cause the Lenders to be in violation of Regulation U), whether now owned or hereafter acquired, except:
146.Liens on Cash Collateral granted pursuant to the Loan Documents;
147.Liens for taxes, assessments and other governmental charges or levies (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
148.Liens to be in existence on the Closing Date and, to the extent securing Indebtedness in a principal amount in excess of $5,000,000, described on Schedule 8.2, and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, other than accessions to, and products and proceeds of, the foregoing;
149.Liens in respect of property or assets of the Parent Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’ warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business of the Group;
150.deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security benefits or similar legislation, or to secure the performance of bids, reinsurance obligations, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, letters of credit, bank guarantees and other obligations of a like nature incurred in the ordinary course of business;
151.survey exceptions or encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially impair the use thereof in the ordinary conduct of business;
152.Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Group;

153.Liens (i) arising in connection with any legal proceeding which is being contested in good faith or (ii) securing judgments for the payment of money not constituting an Event of Default under Section 9.1(l) or securing appeal or other surety bonds relating to such judgments;
154.(i) Liens on Property (i) of any Subsidiary that becomes a member of the Group which are in existence at the time that such Subsidiary is acquired and (ii) existing at the time such tangible property or tangible assets are purchased or otherwise acquired by any member of the Group pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such purchase or other acquisition, (B)  such Liens do not attach to any other Property of any member of the Group and (C) the Indebtedness secured by such Liens is permitted under Section 8.1(g) of this Agreement;
155.bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Parent Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
156.(i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;
157.any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license, sublicense, lease or sublease agreement entered into in the ordinary course of business which does not (i) interfere in any material respect with the business of the Group or (ii) secure any Indebtedness;
158.Liens on Investments and cash balances of the Borrowers or any Insurance Subsidiary (other than capital stock of any Subsidiary) securing obligations of the Borrowers or any Insurance Subsidiary in respect of (i) letters of credit obtained in the ordinary course of business; and/or (ii) trust arrangements formed in the ordinary course of business, or other security arrangements with any Insurance Subsidiary, in each case for the benefit of cedents to secure reinsurance recoverables owed to them by the Borrowers or any Insurance Subsidiary;
159.Liens consisting of Capital Lease Obligations or otherwise upon Property to secure any part of the cost of development, construction, alteration, repair or improvement of such Property, or Indebtedness incurred to finance such cost, and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, other than accessions to, and products and proceeds of, the foregoing;
160.Liens upon Property subject to any sale and leaseback transaction not prohibited hereunder;
161.Liens upon Property in favor of any member of the Group granted by another member of the Group (i) securing Indebtedness permitted under Section 8.1(g) or (ii) for purposes of satisfying any requirements of Applicable Law or any regulatory authority having jurisdiction over the members of the Group that require any intercompany transactions to be on an arms’ length basis;
162.any interest or title of a lessor under any lease entered into in the ordinary course of business;

163.Liens over securities that are lent pursuant to securities lending activities;
164.Liens to secure obligations under Hedge Agreements that are permitted by Section 8.1(k);
165.Liens on earnest money deposits of cash or cash equivalents made in connection with any proposed acquisition or other investment not prohibited hereunder;
166.Liens on insurance policies and the proceeds thereof securing Indebtedness representing installment insurance premiums owing by the Parent Borrower or any Subsidiary in the ordinary course of business in respect of the liability insurance, casualty insurance or business interruption insurance maintained by the Parent Borrower or any Subsidiary, in each case in respect of their properties and assets (but excluding, for the avoidance of doubt, any insurance or reinsurance provided or obtained by the Parent Borrower or any Subsidiary in connection with performing its insurance and reinsurance business or managing risk in respect thereof);
167.Liens securing letters of credit outstanding (other than Letters of Credit outstanding under this Agreement) in an aggregate principal amount not in excess of $500,000,000 (measured, as to each such Lien permitted under this clause (x), as the greater of the amount secured by such Lien and the fair market value at such time of the assets subject to such Lien);
168.Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Credit Parties in the ordinary course of business;
169.Liens on assets received by or of the Parent Borrower or its Subsidiaries and held in trust in respect of, or deposited or segregated to secure, liabilities assumed in the course of the reinsurance business or under any Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or other indemnity arrangements entered into in the ordinary course of business;
170.Liens on assets arising in connection with the sale or transfer of such assets in a transaction permitted under Section 8.4 and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
171.Liens securing repurchase agreements constituting a borrowing of funds by the Parent Borrower or any Subsidiary thereof in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;
172.Liens securing obligations that are permitted by Section 8.1(q);
173.Liens arising out of the refinancing, replacement, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Section 8.2, provided, that such Indebtedness is not increased (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Indebtedness) and is not secured by any additional assets; and
174.Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed ten percent (10%) of the Consolidated Net Worth of the Parent Borrower (determined as of the end of the most recent fiscal quarter for which financial statements are available).

cd.Investments
. Make any Investment, except:
175.Investments (other than Acquisitions) made in accordance with the investment policy approved by the board of directors of the Parent Borrower from time to time;
176.Investments in existence on the Closing Date and, to the extent in an amount in excess of $10,000,000, described on Schedule 8.3, and the replacement, renewal or extension thereof;
177.Investments by any member of the Group in any Credit Party or any Subsidiary thereof;
178.Investments by any Subsidiary that is not a Credit Party in any Credit Party or any other Subsidiary that is not a Credit Party;
179.Investments in cash and Cash Equivalents;
180.Investments by the Parent Borrower or any of its Subsidiaries consisting of capital expenditures;
181.deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 8.2;
182.Hedge Agreements permitted pursuant to Section 8.1;
183.purchases of assets in the ordinary course of business;
184.Investments in the form of Restricted Payments permitted pursuant to Section 8.6;
185.Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
186.advances, loans or extensions of trade credit made in the ordinary course of business;
187.any Investment acquired by the Parent Borrower or any Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Parent Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer), (b) in satisfaction of judgments against other Persons, or (c) as a result of a foreclosure by the Parent Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
188.Investments consisting of (i) Guarantee Obligations permitted pursuant to Section 8.1 and (ii) guarantees, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business;
189.Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

190.obligations under letters of intent or similar agreements that are conditioned upon satisfying any applicable approval or other requirements contained in this Agreement;
191.to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with a disposition or an acquisition;
192.Investments constituting non-cash consideration received in connection with any disposition;
193.loans and advances to employees, directors, officers, managers, distributors and consultants for customary business-related travel expenses, entertainment expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business;
194.any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
195.Investments pursuant to or in connection with the Transactions; and
196.other Investments so long as at the time of the relevant Investment, no Event of Default shall have occurred and be continuing or would immediately result therefrom.
ce.Fundamental Changes
. Except to effect a merger, amalgamation, consolidation or similar combination (x) pursuant to or in connection with the Transactions or (y) constituting an Asset Disposition permitted by Section 8.5, merge, amalgamate consolidate or enter into any similar combination (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that (a) any Credit Party or any Subsidiary may merge into or consolidate with any other Person so long as (i) the surviving entity is a Credit Party or a Subsidiary of a Credit Party (and in any event, if a Credit Party is a party to such merger, amalgamation or consolidation, the surviving entity shall be such Credit Party, it being understood and agreed that in the case of a merger, amalgamation or consolidation between a Borrower and any other Credit Party, the survivor entity of such merger, amalgamation or consolidation shall be a Borrower), and (ii) immediately before and after giving effect thereto, no Event of Default would occur or exist and (b) any Subsidiary may liquidate, wind up or dissolve if (i) such Subsidiary owns no more than a nominal amount of assets, has no more than a nominal amount of liabilities and does not actively conduct, transact or otherwise engage in any business or operations or (ii) such liquidation, winding up or dissolution is not materially disadvantageous to the Lenders, as determined in the reasonable discretion of the Lenders.
cf.Asset Dispositions
. Make any Asset Disposition except:
197.any Asset Disposition in the ordinary course of business;
198.the transfer to any Credit Party or any Subsidiary pursuant to any transaction permitted pursuant to Section 8.3 or Section 8.4;

199.the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;
200.dispositions of Investments in cash, Cash Equivalents and investment securities (including pursuant to any securities lending arrangements permitted by Section 8.2(l) and including in connection with the posting of collateral (or the realization thereof) under any secured Indebtedness permitted thereunder;
201.the transfer by any member of the Group that is not a Credit Party of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer);
202.the transfer by any member of the Group of Property to any Credit Party or any Subsidiary thereof;
203.the sale of (i) used, obsolete, worn-out or surplus assets no longer used or usable in the business of the Group, (ii) the assignment, cancellation, abandonment, failure to protect or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower Representative, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole and (iii) non-core assets acquired in any Investment permitted by Section 8.3;
204.any Asset Disposition described on Schedule 8.5;
205.Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value, (iii) the Credit Parties are in pro forma compliance with the financial covenants set forth in Section 8.12, recalculated after giving effect to such Asset Disposition and any other related transactions, (iv) such Asset Disposition does not constitute a disposition of all or substantially all of the assets of the Parent Borrower and its Subsidiaries on a consolidated basis and (v) if such Asset Disposition consists of a merger, amalgamation, consolidation or similar combination of which any Co-Borrower is a party, prior to the consummation of such merger, amalgamation, consolidation or combination, all Letters of Credit issued for the account of such Co-Borrower, if any, shall have been cancelled and surrendered to the Administrative Agent (or arrangements shall have been made for such cancellation and/or surrender satisfactory to the Administrative Agent) and all Loans borrowed by such Co-Borrower shall have been repaid in full, including any interest, fees and other amounts with respect thereto;
206.subject to Section 8.4, the dissolution, liquidation or winding up of any Subsidiary other than a Credit Party;
207.licenses (as licensor) of Intellectual Property so long as such licenses do not materially interfere with the business of the Parent Borrower or any of its Subsidiaries, taken as a whole;
208.releases, surrenders or waivers of contracts, torts or other claims of any kind as a result of the settlement of any litigation or threatened litigation;
209.the granting or existence of Liens permitted under this Agreement;

210.licenses, sublicenses, leases or subleases of property so long as such licenses, sublicenses, leases or subleases do not materially interfere with the business of the Parent Borrower and its Subsidiaries, taken as a whole;
211.dividends permitted under Section 8.6;
212.ceding of insurance or reinsurance in the ordinary course of business;
213.dispositions of property as a result of a casualty event involving such property or any disposition of real property to a Governmental Authority as a result of a condemnation of such real property; and
214.any Asset Disposition pursuant to or in connection with the Transactions.
cg.Restricted Payments
. Declare or pay any Restricted Payments; provided that:
215.so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Credit Party may declare and pay cash dividends (for further distribution to its direct and indirect parent companies, including the Parent Borrower) to the holders of its Equity Interests, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Person thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent Borrower or to sell any Equity Interests therein;
216.so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may in the ordinary course of business redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) of any Credit Party or any Subsidiary thereof or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant;
217.any member of the Group may (i) declare and pay dividends to any Credit Party or to a Wholly-Owned Subsidiary and (ii) declare and pay pro rata dividends to such Subsidiary’s equity holders; and
218.any Restricted Payment may be declared or made pursuant to or in connection with the Transactions.
ch.Transactions with Affiliates
. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, in each case involving aggregate payments in excess of $10,000,000, other than:
(xx)transactions permitted by Section 8.1, 8.3, 8.4, 8.5, and 8.6;

(xxi)transactions among Credit Parties and their Subsidiaries not prohibited hereunder;
(xxii)other transactions (x) on terms not materially less favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Parent Borrower or a duly authorized committee thereof or (y) approved by a majority of the disinterested members of the board of directors of the Parent Borrower;
(xxiii)employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;
(xxiv)payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Parent Borrower, the other Borrowers and their respective Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and its Subsidiaries;
(xxv)the issuance of common stock of the Parent Borrower;
(xxvi)loans and advances to officers and directors made in the ordinary course of business;
(xxvii)transactions in accordance with arrangements with investment funds managed or advised by Third Point LLC and its Affiliates and their respective successors and assigns, which arrangements have been approved by the investment committee (or similar governing body) of the Parent Borrower;
(xxviii)transactions in existence on the Closing Date and set forth on Schedule 8.7; and
(xxix)transactions pursuant to or in connection with the Transactions.
ci.Accounting Changes; Organizational Documents
.
219.Change its Fiscal Year end; provided that the Parent Borrower and any Subsidiary may, upon written notice to the Administrative Agent, change its Fiscal Year end to any other fiscal year end reasonably acceptable to the Administrative Agent, in which case, the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year end.
220.Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in each case in any manner materially adverse to the rights or interests of the Lenders under the Loan Documents.
cj.No Further Negative Pledges; Restrictive Agreements
.

221.Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets (other than “margin stock” which if covered thereby would cause the applicable counterparty to such agreement to be in violation of Regulation U), whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1, (iii) customary restrictions contained in the organizational documents of any member of the Group as of the Closing Date, (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (v) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a member of the Group, so long as such obligations are not entered into in contemplation of such Person becoming a member of the Group, (vi) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 8.5) that limit the transfer of such Property pending the consummation of such sale, (vii) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts (including Insurance Contracts, Fronting Arrangements and Reinsurance Agreements) entered into in the ordinary course of business, pursuant to an agreement or instrument relating to any Indebtedness permitted pursuant to Section 8.1(p) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions in this Agreement, (x) requirements of Applicable Law, including any relevant Insurance Regulatory Authority, (xi) agreements entered into by an Insurance Subsidiary with a relevant Insurance Regulatory Authority or ratings agency in the ordinary course of business, (xii) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (ii) and (ix) above or clause (xiii) below, provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, and (xiv) other prohibitions or restrictions in agreements not prohibited hereunder and not materially more onerous, taken as a whole, than the restrictions included in this Agreement and the other Loan Documents.
222.Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party that is a member of the Group or any Material Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) any document or instrument governing Indebtedness incurred pursuant to Section 8.1, (C) customary restrictions contained in the organizational documents of any member of the Group as of the Closing Date, (D) other prohibitions or restrictions in agreements not prohibited hereunder and not materially more onerous, taken as a whole, than the restrictions included in this Agreement and the other Loan Documents and (E) Applicable Law.
223.Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party that is a member of the Group or any Material Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1, (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a member of the Group, so long as such obligations are not entered into in contemplation of such Person becoming a member of the Group, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 8.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (I) other prohibitions or restrictions in agreements not prohibited hereunder and not materially more onerous, taken as a whole, than the restrictions included in this Agreement and the other Loan Documents.
ck.Nature of Business
. Engage in any business other than the business conducted by the Parent Borrower and its Subsidiaries as of the Closing Date and any business or business activities incidental or reasonably related or ancillary thereto or that are reasonable extensions, developments, and expansions thereof.
cl.Financial Strength Rating
. At any time, permit the Financial Strength Rating of any Material Insurance Subsidiary to fall below B++.
cm.Financial Covenants
.
224.Maximum Consolidated Indebtedness to Total Consolidated Capitalization Ratio. As of the last day of any fiscal quarter of the Parent Borrower, beginning with the last day of the first fiscal quarter of the Parent Borrower completed after the Closing Date, permit the ratio of Total Consolidated Debt to Total Consolidated Capitalization to be greater than 35%.
For purposes of this Section 8.12(a), the following definitions will apply:
“Total Consolidated Debt” means, at any date, the sum, without duplication, of all Indebtedness that would be reflected and classified as debt on a consolidated balance sheet of the Parent Borrower and its Subsidiaries prepared as of such date, provided that Total Consolidated Debt shall, in any event, not include:
(i)    Indebtedness of the type described in clauses (d), (e), (f), (h), (i), (j) and (k) in Section 8.1;
(ii)    indebtedness arising pursuant to any standby or documentary letter of credit (whether issued pursuant to this agreement or otherwise) unless and until such letter of credit is drawn by its beneficiary;

(iii)    any amounts resulting from any entity consolidated as a Variable Interest Entity in “ASC Topic 810 – Consolidations”;
(iv)    to the extent not classified as liabilities in accordance with GAAP, purchase price adjustments, earnouts, contingent payments and deferred payments of a similar nature incurred in connection with an acquisition;
(iv)    Conditional Common Equity.
“Total Consolidated Capitalization” means, as at any date, the sum, without duplication, of
(i)    Consolidated Net Worth of the Parent Borrower and its Subsidiaries; plus
(ii)    Total Consolidated Debt of the Parent Borrower and its Subsidiaries; plus
(iii)    the amounts in respect of Hybrid Capital, Conditional Common Equity and any other preferred equity that would be reflected on a consolidated balance sheet of the Parent Borrower and its Subsidiaries prepared as of such date and which are not already included in clause (i) or (ii) above
225.Minimum Consolidated Tangible Net Worth. As of the last day of any fiscal quarter of the Parent Borrower, beginning with the last day of the first fiscal quarter of the Parent Borrower completed after the Closing Date, permit Consolidated Tangible Net Worth of the Parent Borrower and its Subsidiaries to be less than an amount equal to the Minimum Consolidated Tangible Net Worth.
For purposes of this Section 8.12(b), the following definitions will apply:
“Consolidated Tangible Net Worth” means, at any time, Consolidated Net Worth excluding any amount set forth on a consolidated balance sheet of the Parent Borrower and its Subsidiaries in respect of intangible assets including goodwill.
“Minimum Consolidated Tangible Net Worth” means, the sum of a Dollar amount to reflect 67.5% of the aggregate pro forma Consolidated Tangible Net Worth of the Parent Borrower and its Subsidiaries as of the Closing Date, which shall be reset as of the last day of each fiscal year ending after the Closing Date to an amount equal to the greater of (x) 67.5% of the Parent Borrower’s and its Subsidiaries’ aggregate Consolidated Tangible Net Worth reflected in the audited financial statements delivered pursuant to Section 7.1(a) as of such date and (B) the Minimum Consolidated Tangible Net Worth in effect prior to the last day of the immediately preceding Fiscal Year.
ARTICLE IX.

DEFAULT AND REMEDIES
cn.Events of Default
. On and after the Closing Date, each of the following shall constitute an Event of Default:
226.Default in Payment of Principal of Loans and Reimbursement Obligations. Any Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise) and such default, in the case of any Reimbursement Obligation, shall continue for a period of two (2) Business Days.
227.Other Payment Default. Any Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.
228.Misrepresentation. Any representation, warranty, or written certification made or deemed made by or on behalf of any Credit Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty or written certification made or deemed made by or on behalf of any Credit Party in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
229.Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in 7.3(a), 7.4 (as to existence of the Credit Parties only), 7.12, or Article VIII.
230.Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the Administrative Agent’s delivery of written notice thereof to the Borrower Representative.
231.Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than any Loan or any Reimbursement Obligation) the aggregate principal amount of which is in excess of the Threshold Amount, or with respect to any Hedge Agreement, the Hedge Termination Value of which is in excess of the Threshold Amount, in each case beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than any Loan or any Reimbursement Obligation) the aggregate principal amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired).
232.Change in Control. Any Change in Control shall occur.
233.Voluntary Bankruptcy Proceeding. Any Credit Party or any Material Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
234.Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Material Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered; provided that the foregoing shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.
235.Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be in full force and effect (other than in accordance with its terms or by reason of the release of a Credit Party or its assets in accordance with the terms of the Loan Documents or the satisfaction in full of the Obligations in accordance with the terms hereof) or any Credit Party or any Subsidiary thereof party to any Loan Document shall contest the validity or enforceability of the Loan Documents in writing.
236.Employee Benefit Matters. (i) The occurrence of any Termination Event that has, individually or in the aggregate with all other Termination Events that have occurred, had a Material Adverse Effect or (ii) a Foreign Pension Plan termination resulting in a required contribution by any Credit Party or any of its respective Subsidiaries or other liability or obligation to such Foreign Pension Plan that has had Material Adverse Effect or (iii) a contribution failure with respect to any Foreign Pension Plan sufficient to give rise to a Lien under Applicable Law that has had a Material Adverse Effect.
237.Judgment. One or more judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been satisfied, discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof and such judgments, orders or decrees are for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) equal to or in excess of the Threshold Amount.
co.Remedies
. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative:
238.Acceleration; Termination of Credit Facility. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall promptly become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of any Credit Party to request Credit Extensions; provided, that upon the occurrence of an Event of Default specified in Section 9.1(h) or Section 9.1(i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
239.Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred upon the occurrence of the Event of Default, (i) demand that the applicable Borrower (and the applicable Borrower hereby agrees to) deposit in a Cash Collateral Account opened by the Administrative Agent an amount of cash equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit issued for its account (or, in the case of any Letters of Credit issued for the account of any Subsidiary of a Borrower, for the account of such Subsidiary) to be held and applied in accordance with Section 3.6 and/or (ii) terminate or cause the L/C Agent or Fronting Bank, as applicable, to terminate any or all of the Letters of Credit or give Notices of Non-Extension in respect thereof if permitted in accordance with its terms. Such Cash Collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the applicable Borrower.
240.General Remedies. Exercise on behalf of the Issuing Lenders and the Lenders all of its other rights and remedies under this Agreement, the other Loans Documents and Applicable Law, in order to satisfy all of the Obligations.
cp.Rights and Remedies Cumulative; Non-Waiver; etc.
241.The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any Credit Party, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
242.Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
cq.Crediting of Payments and Proceeds
. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Section 4.14 and Section 4.15, be applied by the Administrative Agent as follows:
243.First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
244.Second, to payment of that portion of the Obligations constituting fees (other than Commitment Fees and Letter of Credit fees), indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Lenders under the Loan Documents, including attorney fees, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Second payable to them;
245.Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;
246.Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
247.Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and
248.Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.
cr.Administrative Agent May File Proofs of Claim
. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Credit Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
249.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Section 3.9 and Section 11.3) allowed in such judicial proceeding; and
250.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.9 and Section 11.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment, or composition affecting the obligations of any Credit Party hereunder or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X.

THE ADMINISTRATIVE AGENT
cs.Appointment and Authority
.
251.Each of the Lenders and each Issuing Lender hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and no Credit Party nor any of their respective Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
ct.Rights as a Lender

. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
cu.Exculpatory Provisions
.
252.The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(xxx)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(xxxi)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(xxxii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower, any Credit Party or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
253.The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower Representative, a Lender or an Issuing Lender.
254.The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
cv.Reliance by the Administrative Agent
. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
cw.Delegation of Duties
. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such subagents.
cx.Resignation of Administrative Agent
.
255.The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower Representative (provided no Event of Default under Section 9.1(a), 9.1(b), 9.1(h) or 9.1(i) has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), in consultation with the Borrower Representative and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower Representative (provided no Event of Default under Section 9.1(a), 9.1(b), 9.1(h) or 9.1(i) has occurred and is continuing at such time), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
256.If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower Representative and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower Representative appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
257.With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Credit Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Credit Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
258.Any resignation by, or removal of, JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank and L/C Agent, if in its sole discretion it elects to, (ii) each of the retiring Fronting Bank and L/C Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Fronting Bank and L/C Agent, if in its sole discretion it elects to and in consultation with the Borrower Representative, shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Fronting Bank and L/C Agent to effectively assume the obligations of the retiring Fronting Bank and L/C Agent with respect to such Letters of Credit.
cy.Non-Reliance on Administrative Agent and Other Lenders
. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
cz.No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
da.Lender ERISA Representations
.
259.Each Lender (x) represents and warrants, as of the date such Person became a Lender part hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Credit Parties, that at least one of the following is and will be true:
(xxxiii)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(xxxiv)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(xxxv)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(xxxvi)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
260.In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that none of the Administrative Agent, the Arrangers and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent and the Arrangers under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE XI.

MISCELLANEOUS
db.Notices
.
261.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to any Credit Party:
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08
Bermuda
Attention: Janice R. Weidenborner
Telephone: +1.441.542.3308

E-mail: Janice.weidenborner@thirdpointre.bm

With copies to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Sunil William Savkar
Telephone: (212) 909-6971
E-mail: ssavkar@debevoise.com
If to JPMorgan as
Administrative
Agent or L/C Agent
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Telephone: 302-634-9769
E-mail: antonio.frederick@chase.com
With copies to: ali.zigami@chase.com
If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
262.Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article III or IV (other than notices and other communications sent by email) if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications (other than notices and other communications sent by email). Unless the

Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
263.Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Credit Parties and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit are to be requested.
264.Change of Address, Etc. Each Credit Party, the Administrative Agent, the L/C Agent and any Issuing Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Credit Parties, the Administrative Agent, and each Issuing Lender.
265.Platform.
(xxxvii)Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make available materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Parent Materials”) to the Issuing Lenders and the other Lenders by posting the Parent Materials on the Platform.
(xxxviii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Parent Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Parent Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Parent Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
dc.Amendments, Waivers and Consents

. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower Representative; provided, that no amendment, waiver or consent shall:
266.increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
267.waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
268.reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of any Credit Party to pay interest at the rate set forth in Section 4.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
269.change Section 4.6 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
270.change the payment waterfall provisions of Section 4.15(a)(ii) or Section 9.4 without the written consent of each Lender directly and adversely affected thereby;
271.change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
272.consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.4), in each case, without the written consent of each Lender; or
273.release any Guarantor from the Guaranty set forth in Article XII, without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Fronting Bank or the L/C Agent in addition to the Lenders required above, affect the rights or duties of the Fronting Bank or the L/C Agent, as applicable, under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other

Loan Document and (iii) the Administrative Agent and the Borrower Representative shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) (x) if the Administrative Agent and the Borrower Representative shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision or (y) to facilitate the Target Joinders, including by amending, amending and restating or supplementing the schedules hereto. Notwithstanding anything to the contrary herein, no Defaulting Lender or Lender that ceases to be a NAIC Qualified Lender (unless such Lender has in effect a Fronting Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Fronting Bank in accordance with Section 4.16) shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender or Non-NAIC Qualified Lender relative to other affected Lenders shall require the consent of such Defaulting Lender or Non-NAIC Qualified Lender.
dd.Expenses; Indemnity
.
274.Costs and Expenses. Promptly following written demand therefor, the Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates (including the reasonable documented fees, charges and disbursements of counsel for the Administrative Agent, but limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Lead Arrangers, and, if reasonably necessary, a single local counsel and regulatory counsel for the Lead Arrangers, in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lead Arrangers similarly situated and taken as a whole), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Administrative Agent, the L/C Agent or any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, the L/C Agent, any Lender or any Issuing Lender (including the reasonable documented fees, charges and disbursements of any counsel for the Administrative Agent, the L/C Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
275.Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the L/C Agent, the Lead Arrangers, EA Markets, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-

pocket fees, disbursements and other charges of (x) one counsel to all Indemnitees (taken as a whole) (other than EA Markets) and (y) one counsel to EA Markets and, if reasonably necessary, (x) a single local counsel for all Indemnitees (taken as a whole) (other than EA Markets) and (y) a single local counsel for EA Markets, in each case in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest where an Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter, after receipt of the Borrower Representative’s consent (which shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Indemnitee, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including each Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Agent or any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any act or omission of the Administrative Agent in connection with the administration of the Loan Documents, (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (vi) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (regardless of whether any such Indemnitee is a party thereto and regardless of whether such Proceeding is brought by a third party or by a Borrower or any of its subsidiaries, their affiliates or equity holders or any other party) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or the gross negligence, bad faith or willful misconduct of any Related Party controlled by such Indemnitee who is directly involved with the transactions contemplated hereby, (B) are found by a final, non-appealable judgment of a court of competent jurisdiction to result from a material breach of the obligations of such Indemnitee or any of its Related Parties under this Agreement or any other Loan Document, (C) have not involved an act or omission by a Borrower or any of its Affiliates and arise out of or in connection with any Proceeding brought by an Indemnitee against any other Indemnitee (other than any claims against any Indemnitee in its capacity or in fulfilling its role as an Administrative Agent or Arranger or any similar role in connection with this Agreement) or (D) to the extent they have resulted from any agreement governing any settlement that is effected without the Borrower Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with the Borrower Representative’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, each Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, demands, damages or liabilities and related expenses by reason of such settlement or judgment in accordance with the terms thereof. This

Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
276.Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Agent, the Fronting Bank, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Agent, the Fronting Bank, or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Agent or the Fronting Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Agent or the Fronting Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7(c).
277.Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law (i) each Borrower and each other Credit Party shall not assert, and hereby waives, any claim (including intraparty claims), demand, damage or liability of any kind against the Administrative Agent (and any sub-agent thereof), the L/C Agent, the Arrangers, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof and (ii) no party hereto shall assert, and each such party hereby waives, any claim (including intraparty claims), demand, damage or liability of any kind against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. Nothing in this Section 11.3(d) shall relieve the Borrowers and each other Credit Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.3(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
278.Payments. All amounts due under this Section shall be payable promptly after demand therefor.
279.Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
de.Right of Setoff
. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.6 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and such Issuing Lender agree to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
df.Governing Law; Jurisdiction, Etc.
280.Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
281.Submission to Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the L/C Agent, any Lender, any Issuing Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (the “Federal District Court”) (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan (the “New York Supreme Court” and, together with the Federal District Court, the “New York Courts”)), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such federal (to the fullest extent permitted by Applicable Law) or New York State court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall operate to preclude (i) any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the

Borrowers or any other Credit Party or its properties in the courts of any jurisdiction, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding brought with respect thereto in another court having jurisdiction.
282.Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
283.Service of Process. EACH CREDIT PARTY IRREVOCABLY CONSENTS THAT SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS OF ITS AGENT FOR SERVICE OF PROCESS, THIRD POINT RE (USA) HOLDINGS INC., WITH OFFICES AT c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED.  IN ADDITION, each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
dg.Waiver of Jury Trial
.
284.EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
dh.Reversal of Payments
. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Credit Parties or to any Credit Party directly or the Administrative Agent or any Lender exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the

Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable Ratable Share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the NYFRB Rate from the date of such demand to the date such payment is made to the Administrative Agent.
di.[Reserved]
dj.Successors and Assigns; Participations
.
285.Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
286.Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, any such assignment shall be subject to the following conditions:
(xxxix)Minimum Amounts.
i.in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
j.in any case not described in paragraph (b)(i)(A) of this Section 11.9, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) assigned shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower Representative shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower Representative prior to such fifth (5th) Business Day;
(xl)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment assigned;
(xli)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 11.9 and, in addition:
k.the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 9.1(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
l.the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
m.the consents of the Fronting Bank shall be required for any assignment, unless such assignment is to an Affiliate of a Lender, provided that such Affiliate, at the time of any such assignment, (1) is a NAIC Qualified Lender and (2) has senior unsecured debt ratings that are either (x) at least A- from S&P and A3 from Moody’s or (y) the same or better than such ratings of the assigning Lender.
(xlii)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(xliii)No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent Borrower or any of its Subsidiaries or Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a Person that is a Non-NAIC Qualified Lender or (D) any Disqualified Lender.
(xliv)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(xlv)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the Commitment Percentage of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its Commitment Percentage of all participations in Participated Letters of Credit and drawn Syndicated Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Notwithstanding anything to the contrary herein, Barclays Bank PLC shall at any time be permitted to assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to Barclays Bank Ireland PLC without the consent of any other party, and Barclays Bank Ireland PLC shall be deemed to be an Eligible Assignee for all purposes hereunder in connection with any such assignment.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, Section 4.8, Section 4.9, Section 4.10, Section 4.11 and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.9 (other than a purported assignment to a natural Person or any Credit Party or any Credit Party’s Subsidiaries or Affiliates, which shall be null and void).
In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee.
287.Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, shall maintain at the address of the Administrative Agent referred to in Section 11.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
288.Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Representative or the Administrative Agent, sell participations to any Person (other than a natural Person, (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), the Parent Borrower, any of the Parent Borrower’s Subsidiaries or Affiliates or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.2(a), Section 11.2(b), Section 11.2(c), Section 11.2(d) that directly and adversely affects such Participant. The Credit Parties agree that each Participant shall be entitled to the benefits of Section 4.9, Section 4.10 and Section 4.11 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.10 or Section 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrower Representative to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 and Section 11.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower Representative. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower Representative to such Lender and the Administrative Agent: (a) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided, that (i) the Administrative Agent shall not have any obligation to the Borrower Representative, such Lender or any other Person to find such a replacement Lender, (ii) the Borrower Representative shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower Representative’s consent and (iii) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees and (b) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder; provided, that the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender.
Any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender and no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II hereof.
289.Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
dk.Treatment of Certain Information; Confidentiality
. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Parent Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any legal, judicial, administrative proceeding or other compulsory process or as required by Applicable Law, subpoena, rule or regulation or as requested by a Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Administrative Agent, Issuing Lender or Lender shall promptly notify the Borrower Representative, in advance, to the extent permitted by Applicable Law), (c) upon the request or demand of any regulatory authority (including any self-regulatory authority) or other Governmental Authority having jurisdiction over the Administrative Agent or such Issuing Lender or Lender or its respective affiliates (in which case (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) the Administrative Agent, Issuing Lender or Lender shall promptly notify the Borrower Representative, in advance, to the extent permitted by Applicable Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Parent Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower Representative, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower Representative or any other Credit Party, (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
dl.Performance of Duties
. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
dm.All Powers Coupled with Interest
. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
dn.Survival
.
290.All representations and warranties set forth in Article VIII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Effective Date and the Closing Date (except those that are expressly made as of a specific date), shall survive the Effective Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any Credit Extension.
291.Notwithstanding any termination of this Agreement, the express indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
do.Titles and Captions
. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
dp.Severability of Provisions
. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower Representative shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
dq.Counterparts; Integration; Effectiveness; Electronic Execution
.
292.Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lenders and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
293.Electronic Execution of Assignments. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Credit Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any claim (including intraparty claims), demand, damage or liability of any kind arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any claim (including intraparty claims), demand, damage or liability of any kind arising as a result of the failure of any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

dr.Term of Agreement
. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have expired or have been terminated, backstopped, cash collateralized or otherwise provided for on terms reasonably satisfactory to each Issuing Lender, and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
ds.USA PATRIOT Act; Anti-Money Laundering Laws
. The Administrative Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
dt.Independent Effect of Covenants
. Each Credit Party expressly acknowledges and agrees that each covenant contained in Article VII and Article VIII hereof shall be given independent effect. Accordingly, no Credit Party shall engage in any transaction or other act otherwise permitted under any covenant contained in Article VII or Article VIII, if before or after giving effect to such transaction or act, such Credit Party shall or would be in breach of any other covenant contained in Article VII or Article VIII.
du.No Advisory or Fiduciary Responsibility
.
294.In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for each Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of each Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lead Arranger or Lender has advised or is currently advising each Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Lead Arrangers or the Lenders has any obligation to each Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of each Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
295.Each Credit Party acknowledges and agrees that each Lender, the Lead Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Parent Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Lead Arranger or Affiliate thereof were not a Lender or Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Lead Arrangers, the Parent Borrower, or any Affiliate of the foregoing.  Each Lender, the Lead Arrangers and any Affiliate thereof may accept fees and other consideration from the Parent Borrower, or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Lead Arrangers, the Parent Borrower or any Affiliate of the foregoing.
dv.Inconsistencies with Other Documents
. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.
dw.Acknowledgement and Consent to Bail-In of Affected Financial Institutions
. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
296.the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
297.the effects of any Bail-In Action on any such liability, including, if applicable:
(xlvi)a reduction in full or in part or cancellation of any such liability;
(xlvii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(xlviii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
dx.Judgment Currency
. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender or Issuing Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender or Issuing Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender or Issuing Lender from the applicable Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or Issuing Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender or Issuing Lender in such currency, the Administrative Agent or such Lender or Issuing Lender, as the case may be, agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under Applicable Law).
dy.Joinder and Termination of Co-Borrowers
.

    (a)    Any direct or indirect Wholly-Owned Subsidiary of the Parent Borrower may, upon the request of the Borrower Representative at any time, upon not less than (x) seven Business Days’ notice to the Administrative Agent, in the case of any Subsidiary that is organized under the laws of a jurisdiction other than an Agreed Jurisdiction and (y) upon not less than three Business Days’ notice to the Administrative Agent in the case of any other Subsidiary, become a party to this Agreement as a Co-Borrower by delivering an executed Co-Borrower Joinder, substantially in the form of Exhibit J hereto, to the Administrative Agent for acceptance by it (which shall promptly notify the Lenders); provided, that no Subsidiary shall become a party to this Agreement as a Co-Borrower without the prior written consent of each Lender (unless such Subsidiary is organized under the laws of an Agreed Jurisdiction, in which case no consent shall be required); provided, further, that on and as of the date of acceptance of such Co-Borrower Joinder by the Administrative Agent (i) no Default shall have occurred and be continuing, (ii) each of the representations and warranties contained in this Agreement shall be true with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (iii) such Co-Borrower shall be deemed to have appointed the Borrower Representative as its authorized agent pursuant to Section 11.5(d) to accept service of any and all process which may be served in any suit, action or proceeding of any nature in any federal or New York State court sitting in the Borough of Manhattan arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby and (iv) the

Administrative Agent shall have received such other documents as the Administrative Agent shall reasonably request, which may include opinions of counsel and other documents that are consistent with conditions set forth in Section 5.1, each in form and substance satisfactory to the Administrative Agent. Following the giving of any such notice pursuant to this Section 11.24, if the designation of such Co-Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures or the Beneficial Ownership Regulation in circumstances where the necessary information is not already available to it, the Borrower Representative shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all Applicable Laws and regulations, including the Beneficial Ownership Regulation, and such Lender’s satisfaction, acting reasonably, shall be a condition precedent to the effectiveness of the designation of such Co-Borrower.

    (b)    The Borrower Representative may, at any time at which a Co-Borrower shall not be Borrower with respect to an outstanding Letter of Credit or Loan and which shall have no unpaid L/C Disbursements or unpaid interest on any L/C Disbursements or Loans, terminate such Co-Borrower as a Co-Borrower hereunder by irrevocable written notice to the Administrative Agent (which shall promptly notify the Lenders). Immediately upon the receipt by the Administrative Agent of such notice, all Commitments of the Lenders to issue Letters of Credit and make Loans for the account of such Co-Borrower and all rights of such Co-Borrower hereunder, shall terminate and such Co-Borrower shall immediately cease to be a Co-Borrower hereunder; provided, that all obligations of such Co-Borrower as Borrower hereunder arising in respect of any period in which such Co-Borrower was, or on account of any action or inaction by such Co-Borrower was, a Borrower hereunder shall survive such termination.

    (c)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, Letters of Credit and all other obligations pursuant to this Agreement (including all fees, indemnities, taxes and other obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of the Parent Borrower and each Co-Borrower. The Parent Borrower and each Co-Borrower shall be jointly and severally liable for all obligations regardless of which Borrower actually receive the proceeds of any Loan or the benefit of any Letter of Credit. Each Borrower agrees that the provisions of this Section 11.24(b) are for the benefit of the Administrative Agent and Lenders and their respective successors, transferees, endorsees and permitted assigns, and nothing herein contained shall impair as between any other Borrower and the Administrative Agent or Lenders, the obligations of such other Borrower under this Agreement.

dz.Acknowledgement Regarding Any Supported QFCs
. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE XII.

GUARANTY
ea.The Guaranty
.
298.In order to induce the Lenders to enter into this Agreement and to make Credit Extensions hereunder and in recognition of the direct benefits to be received by the Guarantors from the Credit Extensions hereunder, each Guarantor hereby unconditionally, absolutely and irrevocably, guarantees, as a primary obligor and not merely as surety, the full and punctual payment of all Obligations of the Parent Borrower or any Co-Borrower under the Loan Documents (or, in the case of the Parent Borrower or any Co-Borrower in its capacity as a Guarantor, the full and punctual payment of all Obligations of any other Borrowers under the Loan Documents). This Guaranty is a guaranty of payment and not of collection. Upon failure by the Parent Borrower or any Co-Borrower to pay punctually any such amount owing by it (or, in the case of the Parent Borrower or any Co-Borrower in its capacity as a Guarantor, upon the failure by any other Borrower to pay punctually any such amount owing by it), each Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.
eb.Guaranty Unconditional
. The obligations of each Guarantor under this Article XII shall be unconditional, absolute and irrevocable, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(xlix)any extension, renewal, settlement, compromise, waiver or release (including with respect to any Cash Collateral) in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

(l)any modification or amendment of or supplement to any of the Loan Documents in accordance with the terms thereof;
(li)any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;
(lii)any change in the corporate existence, structure or ownership of any obligor, or any filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;
(liii)the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, the L/C Agent, any Issuing Lender, any Lender or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(liv)any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of Applicable Law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Loan Documents;
(lv)any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation or the Lenders’ rights with respect thereto;
(lvi)the addition or release of any Guarantor hereunder or the taking, acceptance or release of other guarantees of the Obligations; or
(lvii)any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, the L/C Agent, any Issuing Lender, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations under this Article XII.
ec.Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances
. Each Guarantor’s obligations under this Article XII shall remain in full force and effect until the Commitments of the Lenders hereunder shall have terminated, no Credit Extension shall be outstanding (other than Letters of Credit that have expired or have been terminated, backstopped, cash collateralized or otherwise provided for on terms reasonably satisfactory to each Issuing Lender) and all Obligations (other than contingent indemnification obligations not then due) payable by the Credit Parties under the Loan Documents shall have been paid in full, or until such earlier date terminated in accordance with Section 12.7. If at any time any payment of any Obligation payable by a Credit Party under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party or otherwise, each Guarantor’s obligations under this Article XII with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
ed.Waiver by the Guarantor

. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. Each Guarantor warrants and agrees that each waiver set forth in this Section 12.4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.
ee.Subrogation
. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Parent Borrower or any Co-Borrower, or any other insider guarantor that arises from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender, any Issuing Lender, the L/C Agent or the Administrative Agent against any Credit Party or any other insider guarantor or any Cash Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations payable under this Agreement shall have been paid in full in cash, no Loans or Letters of Credit shall be outstanding and the Commitments of the Lenders hereunder shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of all amounts payable under this Guaranty, the termination of the Commitments and expiry or cancellation of all Letters of Credit and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Lenders, the Issuing Lenders and the Administrative Agent of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Maturity Date shall have occurred, the Lenders, the Issuing Lenders and the Administrative Agent will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
ef.Stay of Acceleration
. If acceleration of the time for payment of any amount payable by any Credit Party under any of the Loan Documents is stayed upon the occurrence of any filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors under this Article XII forthwith on demand by the Administrative Agent made at the request, or with the consent, of the Required Lenders.
eg.Continuing Guaranty; Assignments

. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of all Obligations payable under this Agreement, the termination of the Commitments and expiry or cancellation of all Letters of Credit and (ii) the Maturity Date or, in each case, such earlier date on which such Guarantor ceases to be a Guarantor under the Loan Documents in accordance with the terms of the Loan Documents, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Issuing Lenders and the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 11.9.
eh.Subordination of Other Obligations
. Any Indebtedness of any Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Obligations of such Credit Party, and any such Indebtedness collected or received by any Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of the Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Lenders to be credited and applied against such Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
Third Point Reinsurance Ltd.

By:    /s/ Christopher S. Coleman
    Name:    Christopher S. Coleman
    Title:    Chief Financial Officer
Third Point Re (USA) Holdings Inc.

By:    /s/ David Govrin
    Name:    David Govrin
    Title:    Director

[Signature Page to Credit Agreement (Third Point Reinsurance Ltd.)]
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LENDERS:
JPMORGAN CHASE BANK, N.A., as Administrative Agent, L/C Agent, Fronting Bank, Issuing Lender and Lender

By:    /s/ Kristen M. Murphy
    Name:    Kristen M. Murphy
    Title:    Vice President

[Signature Page to Credit Agreement (Third Point Reinsurance Ltd.)]
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BANK OF MONTREAL, as Lender

By:    /s/ Brij Grewal
    Name:    Brij Grewal
    Title:    Managing Director

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Execution Version
BARCLAYS BANK PLC, as Lender
By:    /s/ Evan Moriarty
    Name:    Evan Moriarty
    Title:    Vice President

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Execution Version
Citibank N.A., as Lender
By:    /s/ John Modin
    Name:    John Modin
    Title:    Vice President and Managing Director

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Truist Bank, as successor by merger to Sun Trust Bank,
as Lender
By:    /s/ David Fournier
    Name:    David Fournier
    Title:    Managing Director

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HSBC Bank USA, N.A.
By:    /s/ Teresa Pereyra
    Name:    Teresa Pereyra
    Title:    Vice President, Financial Institutions Group

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DNB SWEDEN AB, as Lender
By:    /s/ Mikael Widercrantz
    Name:    Mikael Widercrantz
    Title:    Client Advisor

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LLOYDS BANK CORPORATE MARKETS PLC,
as Lender
By:    /s/ Kamala Basdeo
    Name:    Kamala Basdeo
    Title:    Assistant Vice President
By:    /s/ Tina Wong
    Name:    Tina Wong
    Title:    Assistant Vice President

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PNC BANK, NATIONAL ASSOCIATION, as Lender
By:    /s/ Matthew Titus
    Name:    Matthew Titus
    Title:    Vice President

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NORDEA BANK ABP, NEW YORK BRANCH, as Lender
By:    /s/ Christopher G. Spitler
    Name:    Christopher G. Spitler
    Title:    Senior Vice President
By:    /s/ Kren Holm - Jorgensen
    Name:    Kren Holm - Jorgensen
    Title:    Senior Vice President

[Signature Page to Credit Agreement (Third Point Reinsurance Ltd.)]
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